United States
Securities and Exchange Commission
Washington, DC  90549

SCHEDULE 14A
(RULE 14a-101)
INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934

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Filed by a Party other than the Registrant                                                                           ☐

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PLX Technology, Inc.
(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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PLX TECHNOLOGY, INC.

Notice of Annual Meeting of Stockholders
To Be Held December 19, 2012

To the Stockholders of PLX Technology, Inc.:

NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders of PLX Technology, Inc., a Delaware corporation (the “Company” or “PLX”), will be held at Company’s headquarters, 870 W. Maude Avenue, Sunnyvale, California, at 9:00 a.m., Pacific Daylight Time, on December 19, 2012, for the following purposes:

1. ELECTION OF DIRECTORS. To elect seven directors of the Company nominated in the accompanying proxy statement to serve until the 2013 annual meeting of stockholders or until their successors are elected and qualified.

2. RATIFICATION OF THE APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM. To ratify the appointment of BDO USA, LLP as the Company’s independent registered public accounting firm for the year ending December 31, 2012.

3. EXECUTIVE COMPENSATION ADVISORY VOTE.  To vote on a non-binding basis on the compensation of the executive officers named in the Summary Compensation Table, as disclosed in the proxy statement for the annual meeting of stockholders in 2012.

4. OTHER BUSINESS. To transact such other business as may properly come before the annual meeting of stockholders and any adjournment or postponement thereof.

The foregoing items of business are more fully described in the Proxy Statement which is attached hereto and made a part hereof.

The Board of Directors has fixed the close of business on November 5, 2012 as the record date for determining the stockholders entitled to notice of and to vote at the 2012 Annual Meeting of Stockholders and any adjournment or postponement thereof.

Important Notice Regarding the Availability of Proxy Materials for the Stockholder Meeting to Be Held on December 19, 2012. The proxy statement, form of proxy, and 2011 Annual Report to Stockholders are available electronically at http://materials.proxyvote.com/693417.

By Order of the Board of Directors,

David Raun
Interim President and Chief Executive Officer
Sunnyvale, California

November 14, 2012

WHETHER OR NOT YOU EXPECT TO ATTEND THE ANNUAL MEETING OF STOCKHOLDERS IN PERSON, YOU ARE URGED TO VOTE AS PROMPTLY AS POSSIBLE TO ENSURE YOUR REPRESENTATION AND THE PRESENCE OF A QUORUM AT THE ANNUAL MEETING. STOCKHOLDERS OF RECORD CAN VOTE THEIR SHARES BY USING THE INTERNET OR THE TELEPHONE. INSTRUCTIONS FOR USING THESE CONVENIENT SERVICES ARE SET FORTH ON THE ENCLOSED PROXY CARD. STOCKHOLDERS MAY ALSO VOTE THEIR SHARES BY MARKING, SIGNING, DATING AND RETURNING THE PROXY CARD IN THE ENCLOSED POSTAGE-PREPAID ENVELOPE. IF YOU SEND IN YOUR PROXY CARD AND THEN DECIDE TO ATTEND THE ANNUAL MEETING TO VOTE YOUR SHARES IN PERSON, YOU MAY STILL DO SO. YOUR PROXY IS REVOCABLE IN ACCORDANCE WITH THE PROCEDURES SET FORTH IN THE PROXY STATEMENT.

PLX TECHNOLOGY, INC.
870 W. Maude Avenue
Sunnyvale, California 94085
________________________

PROXY STATEMENT

INFORMATION CONCERNING SOLICITATION AND VOTING

General Information

This Proxy Statement is furnished to the stockholders of PLX Technology, Inc., a Delaware corporation (the “Company” or “PLX”), in connection with the solicitation by the Board of Directors of the Company (the “Board” or “Board of Directors”) of proxies in the accompanying form for use in voting at the 2012 Annual Meeting of stockholders of the Company (the “Annual Meeting”) to be held on December 19, 2012 at Company’s headquarters, 870 W. Maude Avenue, Sunnyvale, California, at 9:00 a.m., Pacific Daylight Time, and any adjournment or postponement thereof. The shares represented by proxies received, properly marked, dated, executed and not revoked will be voted at the Annual Meeting.

This Proxy Statement, the accompanying proxy card and Annual Report to stockholders for the fiscal year ended December 31, 2011, are mailed and being made available to stockholders beginning on or about November 14,  2012.

2012 Developments

On April 30, 2012, Integrated Device Technology, Inc., a Delaware corporation (“IDT”), Pinewood Acquisition Corp., a Delaware corporation and a wholly-owned subsidiary of IDT, Pinewood Merger Sub, LLC, a Delaware limited liability company and a wholly-owned subsidiary of IDT and PLX entered into an Agreement and Plan of Merger (the “IDT Merger Agreement”), relating to the proposed acquisition of PLX via an exchange offer by IDT.

The IDT Merger Agreement remains pending, due to continuing efforts to resolve the federal antitrust review.  For information concerning the transaction, please read the Tender Offer Statement on Schedule TO initially filed with the SEC by IDT on May 22, 2012, and subsequent amendments thereto, and the Schedule 14D-9 filed with the SEC by PLX on May 22, 2012, and subsequent amendments thereto.  You may obtain a free copy of these and other documents filed by IDT or PLX with the SEC at the SEC’s website at www.sec.gov. In addition, such materials will be available from IDT or PLX, or by calling Innisfree M&A Incorporated, the information agent for the exchange offer, toll-free at (877) 456-3463 (banks and brokers may call collect at (212) 750-5833).  Any offer with respect to the acquisition of PLX will only be made through the prospectus, which is part of the registration statement on Form S-4 filed by IDT with the SEC on May 22, 2012. The registration statement has not yet become effective.

Since the parties are not certain at this date that the IDT Merger Agreement will be completed in 2012, PLX is holding its annual meeting prior to the end of 2012 as required by the NASDAQ listing rules.  You are not being asked to vote at the annual meeting on any matter relating to the IDT Merger Agreement.

As previously reported in a Form 8-K filed on October 9, 2012, Ralph Schmitt has resigned as our chief executive officer and is continuing his term as a director, and David Raun has been appointed as our interim President and Chief Executive Officer.

Voting Procedures and Other General Information

Why am I receiving these proxy materials?

We sent to you this Proxy Statement because your Board is soliciting your proxy to vote at the Annual Meeting. You do not need to attend the Annual Meeting to vote your shares.

What proposals will be voted on at the Annual Meeting?

Shareholders will vote on three proposals at the Annual Meeting:

•	To elect seven directors of the Company nominated below in this proxy statement to serve until the 2013 annual meeting of stockholders or until their successors are elected and qualified.

•	To ratify the appointment of BDO USA, LLP as the Company’s independent registered public accounting firm for the year ending December 31, 2012.

•	To vote on a non-binding basis on the compensation of the executive officers, often referred to as a “say on pay” vote.

We will also consider other business, if any, that properly comes before the Annual Meeting.

How does the Board recommend that I vote on the proposal?

The Board of Directors unanimously recommends that you vote:

•
FOR ALL of the Board’s nominees for director described below under “Proposal No. 1 — Election of Directors”: D. James Guzy, Michael J. Salameh, John H. Hart, Robert H. Smith, Thomas Riordan, Patrick Verderico and Ralph Schmitt,

•	FOR the ratification of the selection of BDO USA, LLP as our independent registered public accounting firm for the year ending December 31, 2012,

•	FOR the approval of the executive compensation of the named executive officers as disclosed in this Proxy Statement.

What is a proxy?

A proxy is your legal designation of another person to vote on your behalf. By properly signing and returning the enclosed proxy card or by voting by Internet or telephone, you are giving the persons who our Board of Directors has designated as the proxies the authority to vote your shares in the manner that you indicate on your proxy card.

Who is entitled to vote at the Annual Meeting?

The close of business on November 5, 2012 has been fixed as the record date (the “Record Date”) for determining the holders of shares of common stock (“Common Stock”) of the Company entitled to notice of and to vote at the Annual Meeting. As of the close of business on the Record Date, the Company had approximately 45,043,284 shares of Common Stock outstanding and entitled to vote at the Annual Meeting.

What are the voting rights of stockholders?

A stockholder is entitled to cast one vote for each share held of record on the Record Date on all matters to be considered at the Annual Meeting. The Company’s Certificate of Incorporation does not permit cumulative voting.

How many votes must be present to hold the Annual Meeting?

The presence, in person or represented by proxy, of the holders of a majority of the outstanding shares of Common Stock will constitute a quorum for the transaction of business at the Annual Meeting. All shares of Common Stock present in person or represented by proxy and entitled to vote at the Annual Meeting will be counted in determining the presence of a quorum.

Withheld votes, abstentions and broker non-votes (i.e., when a nominee holding shares of Common Stock cannot vote on a particular proposal because the nominee does not have discretionary voting power with respect to that proposal and has not received voting instructions from the beneficial owner) will be included in the number of shares present at the Annual Meeting for the purpose of determining the presence of a quorum.

Can I revoke my proxy or change my vote?

You may revoke your proxy and change your vote at any time before the polls close at the Annual Meeting. If you are the record holder of your shares (that is, if your stock is registered in your name), you may revoke your proxy in any one of four ways:

1.	signing and returning a proxy card with a later date,

2.	voting again over the Internet or by telephone prior to 11:59 p.m., Eastern Time, on December 18, 2012,

3.	voting in person at the Annual Meeting, or

4.	giving written notice of revocation to the Company (to the attention of Arthur O. Whipple, the Company’s Secretary).

Attendance at the Annual Meeting in and of itself does not revoke a prior proxy.

If your shares are held in “street name” (that is, if your stock is registered in the name of your broker, bank or other nominee), you may change your vote by following options #1, 2, and 4 above.  If you wish to vote at the annual meeting, however, you must obtain a legal proxy from your broker, bank or other nominee giving you the right to vote your shares at the Annual Meeting, by attending the meeting and voting in person.

How do I vote my shares?

Stockholders of Record: Shares Registered in Your Name

If you are a stockholder of record, you may vote in person at the annual meeting, vote by proxy using the enclosed proxy card, vote by proxy over the telephone or vote by proxy on the Internet. Whether or not you plan to attend the meeting, we urge you to vote by proxy to ensure that your vote is counted. You may still attend the meeting and vote in person even if you have already voted by proxy.  Please note that only your latest dated proxy card counts.  You may vote your proxy in one of four ways:

•	by signing and dating your proxy card and mailing it in the prepaid and addressed envelope enclosed therewith,

•	over the Internet at the web address noted in the proxy card you received,

•	by telephone through the number noted in the proxy card you received, or

•	by attending the Annual Meeting of Shareholders and voting in person.

Beneficial Owners: Shares Registered in the Name of a Broker or Bank

If you are a beneficial owner of shares registered in the name of your broker, bank or other agent, you should have received a voting instruction form with these proxy materials from that organization. Simply complete and mail the voting instruction form to ensure that your vote is counted. Alternatively, you may vote by telephone or over the Internet as instructed by your broker or bank. To vote in person at the annual meeting, you must obtain a legal proxy from your broker, bank or other agent. Follow the instructions from your broker or bank included with these proxy materials, or contact your broker or bank to request a legal proxy form.

How will shares in the PLX Technology, Inc. Employee Stock Ownership Plan (the “ESOP”) be voted?

As of the Record Date, the PLX Technology, Inc. Employee Stock Ownership Plan (the “ESOP”) held 325,452 shares.  ESOP participants may direct the voting of shares allocated to their accounts under the ESOP.  As of the Record Date, 281,502 shares have been allocated to participants under the ESOP.

You will receive with this proxy statement a voting instruction form for your shares and a return envelope for that form addressed to Broadridge.  ESOP shares cannot be voted until either a signed proxy card is returned, voting instructions are submitted by using the Internet or by calling a specifically designated telephone number.  Your voting instructions will be received and tabulated by Broadridge.  The results will be sent from Broadridge to the ESOP trustee, who will maintain the confidentiality of your personal voting instructions.  The ESOP trustee will certify the totals to the Company for the purpose of having those shares voted.  It is anticipated that, subject to its fiduciary duty, the ESOP trustee will vote the ESOP shares which are unallocated as of the Record Date and all allocated shares under the ESOP for which no timely voting direction is received in the same proportion as the number of shares of common stock for which the trustee has direction in such matter.

What are “broker non-votes”?

A broker non-vote occurs with respect to a particular proposal when a broker submits a proxy card for shares of common stock held in a fiduciary capacity (typically referred to as being held in “street name”) and votes on one or more proposals, but the broker does not have discretionary authority to vote such shares on one or more other proposals and has not received timely voting instructions from the beneficial owner.  The only matter at the Annual Meeting on which brokers may customarily have discretion to vote (if beneficial owners do not timely return voting instructions) is the ratification of auditors (Proposal No. 2).  Brokers will not have discretion to vote your shares at the Annual Meeting on Proposal No. 1 (the election of directors) or Proposal No. 3 (advisory vote on executive compensation).

Therefore, if you want your shares to count in the vote on the election of directors or executive compensation proposal, you must timely vote your shares as described under “How do I vote my shares?” above.

How many votes are needed to elect directors?

     The PLX directors are elected by a plurality vote. As a result, the seven director nominees duly nominated at the Annual Meeting receiving the highest number of “FOR” votes will be elected as directors. Votes withheld and broker non-votes will have no effect on this vote.

How many votes are needed to approve the proposal to ratify the appointment of the independent registered public accounting firm?

For the proposal to pass, the “FOR” votes cast at the Annual Meeting must exceed the “AGAINST” votes cast at the Annual Meeting. If you abstain from voting, it will have the same effect as an “AGAINST” vote.

How many votes are needed to approve the advisory votes on executive compensation?

With respect to the “say on pay” vote, in order to pass, the FOR votes cast at the Annual Meeting must exceed the “AGAINST” votes cast at the Annual Meeting. If you abstain from voting, it will have the same effect as an “AGAINST” vote.  Broker non-votes will have no effect.

What if I return a proxy card but do not make specific choices?

If you return a signed and dated proxy card without marking a voting selection on a proposal, your shares will be voted, as the case may be, “FOR” the election of all of our nominees to the board of directors, “FOR” the advisory approval of executive compensation and “FOR” the ratification of BDO USA, LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2012. If any other matter is properly presented at the meeting, your proxyholder (one of the individuals named on your proxy card) will vote your shares using his or her best judgment.

Will other matters be voted on at the annual meeting?

We are not aware of any matters to be presented at the annual meeting other than those described in this proxy statement. If any other matters not described in the proxy statement are properly presented at the meeting, proxies will be voted in accordance with the best judgment of the proxy holders.

How are votes counted?

An automated system administered by Broadridge Financial Solutions, Inc. (“Broadridge”) will tabulate votes cast by proxy at the Annual Meeting, and a representative of the Company acting as inspector of elections will tabulate votes cast in person at the Annual Meeting, unless PLX appoints an independent voting services company as inspector of elections, which is customary in the event of a proxy contest to preserve objective tabulation.

How can I find out the results of the voting at the annual meeting?

Preliminary voting results will be announced at or as soon as practicable after the Annual Meeting. Voting results known to us will be published in a Form 8-K to be filed within four business days after the annual meeting. If final voting results are not then available to us, we will file an amendment to the Form 8-K to publish the final results within four business days after the final voting results are known.

What does it mean if I receive more than one proxy card?

If you hold your shares in more than one account, you will receive a proxy card for each account. To ensure that all of your shares are voted, please vote using each proxy card you receive as described above under “How do I vote may shares?”.

What do I need for admission to the Annual Meeting?

You are entitled to attend the Annual Meeting only if you are a stockholder of record or a beneficial owner as of the close of business on the Record Date, or you hold a valid proxy for the Annual Meeting. Stockholders who plan to attend the meeting must present valid photo identification. If you hold your shares in a brokerage account, please also bring proof of your share ownership, such as a broker’s statement showing that you owned shares of the Company on the Record Date or a legal proxy from your broker or nominee. As noted above, a legal proxy is required if you hold your shares in a brokerage account and you plan to vote in person at the Annual Meeting. Stockholders of record will be verified against an official list available at the Annual Meeting. The Company reserves the right to deny admittance to anyone who cannot adequately show proof of share ownership as of the Record Date.

How can I obtain directions to the Annual Meeting?

Directions to the meeting location at Company’s headquarters, 870 W. Maude Avenue, Sunnyvale, California, are set forth at www.plxtech.com.

What proxy materials are available on the Internet?

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting to be held on December 19, 2012:  This proxy statement and our 2011 Annual Report to Stockholders are available electronically at http://materials.proxyvote.com/693417.

How can I obtain additional copies of these materials or copies of other documents?

Stockholders who wish to receive a separate written copy of this Proxy Statement or the Annual Report, now or in the future, should submit a written request to our Company’s Secretary: Arthur Whipple, PLX Technology, Inc., 870 W. Maude Avenue, Sunnyvale, California 94085.

PROPOSAL NO. 1

ELECTION OF DIRECTORS

As set by the Board of Directors pursuant to the Bylaws of the Company, the authorized number of directors of the Company is currently set at seven.

The Nominating Committee of the Board of Directors has recommended, and the Board of Directors has nominated, the seven nominees listed below for election as directors at the Annual Meeting, each to serve until the 2013 annual meeting of stockholders, until each director’s successor is elected or appointed and qualified, or until the earlier resignation or removal of the director. All of the nominees are currently directors of the Company, and each of the nominees named below has consented, if elected as a director of the Company, to serve until his term expires. In the event that any nominee of the Company is unable or declines to serve as a director at the time of the Annual Meeting, the proxies will be voted for any nominee who shall be designated by the present Board of Directors to fill the vacancy. The Board has no reason to believe that any of the persons named below will be unable or unwilling to serve as a director, if elected. Each of the seven nominees for director who receives the greatest number of votes will be elected.

Set forth below are the names, ages and certain biographical information relating to the director nominees as of November 5, 2012.

Name of Nominee	Age	Position with Company	Director Since
D. James Guzy (1)(2)	76	Chairman of the Board	1986
Michael J. Salameh	58	Director	1986
John H. Hart (2)(3)	67	Director	1999
Ralph Schmitt	52	Director	2008
Robert H. Smith (1)(3)	75	Director	2002
Thomas Riordan	56	Director	2004
Patrick Verderico (1)	68	Director	2004
____________________

(1)	Member of Audit Committee
(2)	Member of Compensation Committee
(3)	Member of Nominating Committee

D. James Guzy has served as our Chairman of the Board since 1986. He has been Chairman of Arbor Company, a limited partnership engaged in the electronics and computer industry, since 1969 and Co-founder and Chairman of SRC Computers LLC, a developer of reconfigurable processor-based computers, since 1996. Mr. Guzy also serves on the board of Alliance Bernstein Core Mutual Fund since 1982. He has served as a director of Cirrus Logic, a developer of high-precision analog and mixed-signal integrated circuits, from 1984 to 2011, a director of Intel, a semiconductor chip maker, from 1969 to 2008, a director and director emeritus of Novellus Systems, a developer and manufacturer of systems used in the fabrication of integrated circuits, from 1990-2003 and 2004-2006 respectively, a director and director emeritus of Micro Component Technology, Inc., a semiconductor test equipment manufacturer, from 1993-2004 and 2005-2008 respectively, a director and director emeritus of LogicVision, a provider of semiconductor built-in-self- test BIST and diagnostic solutions, from 1999-2004 and in 2005 respectively, and a director and director emeritus of Tessera Technologies, a developer of miniaturization technologies for chip-scale, multichip, and wafer-level packaging, from 2000-2004 and in 2005 respectively. Mr. Guzy received a B.S. from the University of Minnesota and an M.S. from Stanford University. The Board selected Mr. Guzy to serve as a director because of his long experience with the Company, experience with public company governance and knowledge of the semiconductor industry.  He was a founding investor of the Company and served as Chairman since the beginning and is therefore very familiar with the Company’s markets, customers and competition.   Furthermore he has over 40 years of experience serving as an investor and director of numerous public companies, including many leading semiconductor companies.

Michael J. Salameh co-founded PLX and served as our Chief Executive Officer and as a member of the Board of Directors from PLX's inception in May 1986. He retired from his position as CEO in November 2008 and continues to serve as a director. In addition to serving as PLX’s CEO for 22 years, he personally participated in many of the key company functions including sales, marketing, engineering, accounting, quality assurance, operations and compensation.  He is familiar with the company’s critical business processes, the key people and the business landscape including customers, markets, suppliers and competition.  Mr. Salameh currently performs management consulting for private technology companies.  He has more than 25 years of chief executive and marketing experience in the semiconductor industry. From 1980 through 1986, Mr. Salameh was employed in various marketing management positions with Hewlett-Packard Company. Mr. Salameh received a B.S. in Engineering and Applied Science from Yale University and an M.B.A. from Harvard Business School.  The Board selected Mr. Salameh to serve as a director because of his industry experience and knowledge of the Company.

John H. Hart has been a director of PLX since April 1999. He is a former senior vice president and Chief Technology Officer of 3Com. At 3Com, Mr. Hart was responsible for the overall strategic direction of the company during the 10 year period from 1990 to 2000 in which it grew annual revenue from $400 million to almost $6 billion. He architected and led 3Com’s “Fast, Cheap and Simple” (FCS) first/last mile networking strategy and was responsible for 3Com’s Advanced Development Lab which pioneered Ethernet adapter and switch solutions, 802.11 solutions, and cable modems/low cost routers. Prior to 3Com, Mr. Hart was Vice President of Engineering at Vitalink Communications Corporation where he led the group that invented, patented and shipped the industry’s first Ethernet switching products. He has experience in determining successful strategic directions. Mr. Hart currently serves on the board of Plantronics Inc. since 2006, and previously served on the boards of Coherent Inc. from 2000-2010, and Clearspeed Technology PLC from 2002-2008. He holds a Bachelor of Science in Mathematics from the University of Georgia.  The Board selected Mr. Hart to serve as a director because of his technology experience and perspective.  Many of the technology and market trends and business issues that Mr. Hart experienced at 3Com are directly relevant to PLX’s business.

Thomas Riordan was appointed to the Board of Directors in November 2004 and has more than 30 years of experience in the solid-state electronics industry. In May 2011, Mr. Riordan was appointed Chief Operating Officer of MoSys, Inc., a provider of serial chip-to-chip communications products. Prior to joining MoSys Inc., Mr. Riordan was president and CEO of Exclara, a fabless semiconductor supplier of ICs for solid-state lighting, from 2006 until 2010. Before that, he was vice president of the microprocessor division of PMC-Sierra, Inc., a semiconductor company, from 2000 to 2004. From August 1991 to August 2000, Mr. Riordan was chief executive officer, president and a member of the board of directors of Quantum Effect Devices, Inc. (QED), a semiconductor design company that Mr. Riordan co-founded. QED went public on NASDAQ in 1999 and was subsequently acquired by PMC-Sierra.  From February 1985 to June 1991, Mr. Riordan served in various design and managerial roles, most recently as director of research and development at MIPS Computer Systems, Inc., a semiconductor design company. From March 1983 to January 1985, Mr. Riordan served as a design engineer at Weitek Corporation, a semiconductor company. From October 1979 to February 1983, Mr. Riordan was a design engineer at Intel Corporation. Mr. Riordan also serves on the boards of directors of Mellanox Technologies Ltd., a semiconductor company since 2003, and several private companies. Mr. Riordan holds Bachelor of Science and Master of Science degrees in Electrical Engineering as well as a Bachelor of Arts degree in Government from the University of Central Florida and has done post-graduate work in Electrical Engineering at Stanford University.  The Board selected Mr. Riordan to serve as a director largely because of his experience in building QED into a leading microprocessor company. QED (now part of PMC-Sierra) and PLX are both complex digital chip fabless semiconductor companies and therefore have many common characteristics such as design and manufacturing methodologies, supply chain systems and marketing and sales processes.

Robert H. Smith has been a director of PLX since November 2002. Mr. Smith has extensive experience in a variety of industries, including the semiconductor industry and has had management experience in a variety of roles. His experience as Chief Financial Officer of publicly held companies also provides valuable knowledge of financial statement preparation and regulatory compliance. From May 1995 to August 2002, Mr. Smith worked at Novellus Systems Inc., a semiconductor equipment manufacturer, where his last position was Executive Vice President of Administration in the Office of the CEO and board member. In 1994, Mr. Smith held the position of chairman of the board of directors for Micro Component Technology, Inc., a semiconductor test-equipment manufacturer. From 1986 through 1990, Mr. Smith served as the president of Maxwell Graphics, Inc., a printing company. From 1982 through 1986, Mr. Smith held chief financial officer positions with Maxwell Communications of North America Corp. and R. R. Donnelley and Sons, printing companies. He previously also held executive positions with Honeywell, Inc., Memorex Corp. and Control Data Corp. Mr. Smith is currently a member of the board of directors for ON Semiconductor Corporation and Cirrus Logic, Inc., semiconductor companies.  He was also a member of the board of directors for Epicor Software Corporation, a software company from 2003 to 2011 and Virage Logic Corporation, a semiconductor company from 2003 to 2010. The Board selected Mr. Smith to serve as a director because he has served as chief financial officer, audit committee chairman and audit committee member for a variety of companies and he has an extensive understanding of the internal and external financial reporting of public companies.

Ralph Schmitt served as our President and Chief Executive Officer, and has been a member of our board of directors, since November 2008. He resigned from his position as CEO in October 2012 and continues to serve as a director. He has been involved in the semiconductor industry for more than 25 years in various diversified areas such as design, application, sales, marketing and general management. Mr. Schmitt has served on multiple semiconductor boards and has run four different semiconductor companies. In October 2012, Mr. Schmitt was appointed Chief Executive Officer of OCZ Technology group, which designs, manufactures, and distributes solid state drives and computer components. In April 2011, he joined the board of OCZ Technology Group and has chaired the Global Semiconductor Alliance (GSA) Emerging Company Council since 2008. Prior to joining our company, Mr. Schmitt consulted with a variety of venture capitalists, as well as acted as chief executive officer of Legend Silicon, a privately funded Chinese terrestrial digital TV semiconductor company. From June 2005 to August 2007, Mr. Schmitt served as the chief executive officer of Sipex, an analog semiconductor company, which merged with Exar Corporation in August 2007. Upon the completion of the merger, he was appointed chief executive officer and a director of Exar, positions he held until the end of 2007. From 1999 to 2005, Mr. Schmitt was the Executive Vice President of Sales, Marketing and Business Development for Cypress Semiconductor, a seller of a broad range of semiconductor products to global markets. He has also served on the boards at Cypress subsidiaries and other privately held semiconductor and systems companies. Mr. Schmitt received his BSEE from Rutgers University. The Board previously selected Mr. Schmitt to serve as a director because he was the chief executive officer of the Company, and is currently proposing his nomination as a director based on his experience in the semiconductor industry and his relationships with many executives and senior management at semiconductor companies throughout the United States.

Patrick Verderico has been a director of PLX since November 2004. He is an operations and financial executive with more than 25 years of industry and consulting experience with high technology companies. Mr. Verderico has extensive line experience in manufacturing, finance, planning, and international operations with service as a corporate officer in seven high technology companies in manufacturing, finance and executive management.  Mr. Verderico’s international experience includes expatriate assignments in Latin America and Asia.  He has served on the Board of Directors of three publicly traded semiconductor companies before joining the Board of PLX.  Mr. Verderico is a certified public accountant and has both audit and compensation board committee experience. From 1992 to 2008, Mr. Verderico served as a director of Micro Component Technology, Inc., a semiconductor test equipment manufacturer. He also previously served on the board of directors of OSE USA, Inc., a semiconductor-packaging foundry, from 1997-2006 and Catalyst Semiconductor, a programmable integrated circuit manufacturer, from 1996-2000. From January 2001 to January 2003, he was Chief Financial Officer of Ubicom, an Internet processor and software company. From April 1997 to November 2000, he worked at OSE USA, Inc. where his last position was President and Chief Executive Officer. Prior to 1997, Mr. Verderico held executive positions with Maxtor as Chief Operating Officer, Creative Technology as Chief Financial Officer, Cypress Semiconductor as Chief Financial Officer, Philips Semiconductors as Vice President of Assembly Operations, National Semiconductor as Corporate Controller, and a former partner of Coopers & Lybrand. Mr. Verderico received a B.A. from the University of Akron and a Masters of Public Administration (M.P.A.) from Pennsylvania State University.  The Board selected Mr. Verderico to serve as a director because he has broad financial and operational management experience with high technology companies, and has experience with board committee functions such as audit and compensation.

THE BOARD RECOMMENDS A VOTE FOR
THE ELECTION OF THE NOMINEES NAMED ABOVE

BOARD AND CORPORATE GOVERNANCE MATTERS

Relationships Among Directors or Executive Officers

There are no family relationships among any of the directors or executive officers of the Company.

Committees and Meetings of the Board of Directors

During the year ended December 31, 2011, the Board of Directors held six regular meeting and five special meetings. The Board has three committees: the Audit Committee, the Compensation Committee and the Nominating Committee. During the year ended December 31, 2011, no director attended fewer than 90% of all the meetings of the Board and its committees on which he served after becoming a member of the Board. The Company encourages, but does not require, its Board members to attend the annual meeting of stockholders. One of the current members of the Board attended the 2011 annual meeting of stockholders. The Board has determined that a majority of the Board members, D. James Guzy, Michael J. Salameh, Thomas Riordan, Patrick Verderico, John H. Hart and Robert H. Smith, are independent directors as defined in the listing standards of The NASDAQ Global Market LLC. Consistent with the principles of the NASDAQ listing standards, the Board also determined that ownership of the Company’s stock by a director is not inconsistent with a determination of independence.

     Audit Committee

The Audit Committee, which held four meetings in the year ended December 31, 2011, consists of Mr. Smith, Mr. Guzy and Mr. Verderico, with Mr. Smith serving as its chairman. The Audit Committee is responsible for assisting the full Board of Directors in fulfilling its oversight responsibilities relative to the Company’s financial statements, financial reporting practices, systems of internal accounting and financial controls, annual independent audits of the Company’s financial statements, and such legal and ethics programs as may be established from time to time by the Board. The Audit Committee is empowered to investigate any matter brought to its attention with full access to all books, records, facilities, and personnel of the Company and may retain external consultants at its sole discretion. In addition, the Audit Committee reviews and pre-approves the engagement of the Company’s independent registered public accounting firm to perform audit and non-audit services and the related fees. The Board has determined that all members of the Audit Committee are independent directors as defined in the listing standards of NASDAQ. The Board has further determined that Robert H. Smith is an “audit committee financial expert” as defined by SEC rules.

The Board of Directors has adopted and approved a charter for the Audit Committee, a copy of which can be viewed at the Company’s website at www.plxtech.com.

     Compensation Committee

The Compensation Committee, which held two meetings in the year ended December 31, 2011, consists of Mr. Guzy and Mr. Hart, with Mr. Hart serving as its chairman. The Compensation Committee reviews and approves the compensation and benefits for the Company’s executive officers, administers the Company’s equity compensation plans and performs such other duties as may from time to time be determined by the Board. The Board has determined that all members of the Compensation Committee are independent directors as defined in the listing standards of NASDAQ. The Board of Directors has adopted and approved a charter for the Compensation Committee, a copy of which can be viewed at the Company’s website at www.plxtech.com.

     Nominating Committee

The Nominating Committee, which held one meeting in the year ended December 31, 2011, consists of Mr. Hart, who serves as chairman, and Mr. Smith. The Nominating Committee assists the Board of Directors in selecting nominees for election to the Board of Directors and monitors the composition of the Board. The Nominating

Committee will consider and make recommendations to the Board of Directors regarding any stockholder recommendations for candidates to serve on the Board of Directors. However, it has not adopted a formal process for that consideration because it believes that the informal consideration process has been adequate. Stockholders wishing to recommend candidates for consideration by the Nominating Committee may do so by writing to the Secretary of the Company at 870 W. Maude Avenue, Sunnyvale, California 94085, providing the candidate’s name, biographical data and qualifications, a document indicating the candidate’s willingness to act if elected, and evidence of the nominating stockholder’s ownership of the Company’s Common Stock at least 120 days prior to the next annual meeting to assure time for meaningful consideration by the Nominating Committee. Except in the case of a contested director election to which the committee intends to respond on a case by case basis, there are no differences in the manner in which the Nominating Committee evaluates nominees for director based on whether the nominee is recommended by a stockholder or the Nominating Committee. The Company does not pay any third party to identify or assist in identifying or evaluating potential nominees.

Notwithstanding the foregoing, a stockholder wishing to nominate directors as a formal proposal (rather than simply a recommendation) must comply with timing and other requirements of our bylaws referred to under “Stockholder Proposals” below in this proxy statement.

The Nominating Committee operated under a written charter setting forth the functions and responsibilities of the committee. A copy of the charter can be viewed at the Company’s website on www.plxtech.com.

     Criteria and Diversity

In reviewing potential candidates for the Board, the Nominating Committee considers the individual’s experience in the semiconductor industry, the general business or other experience of the candidate, the needs of the Company for an additional or replacement director, the personality of the candidate, the candidate’s interest in the business of the Company, as well as numerous other subjective criteria. Of greatest importance is the individual’s integrity, willingness to become involved and ability to bring to the Company experience and knowledge in areas that are most beneficial to the Company. Although we do not have a formal diversity policy, to foster and maintain a diversity of viewpoints, backgrounds and experience on the Board, the Committee evaluates the mix of skills and experience of the directors and assesses nominees and potential candidates in the context of the current composition of the Board and the requirements of the Company.  The Board intends to continue to evaluate candidates for election to the Board on the basis of the foregoing criteria.

The Board has determined that all members of the Nominating Committee are independent directors as defined in the listing standards of NASDAQ.

Compensation Committee Interlocks and Insider Participation

During the year ended December 31, 2011, no executive officer of the Company served on the Compensation Committee (or equivalent), or the board of directors of another entity whose executive officer(s) served on the Company’s Compensation Committee or Board.

Communication between Stockholders and Directors

The Company’s Board of Directors currently does not have a formal process for stockholders to send communications to the Board of Directors. Nevertheless, every effort has been made to ensure that the views of stockholders are heard by the Board or individual directors, as applicable, and that appropriate responses are provided to stockholders on a timely basis. The Board of Directors does not recommend that formal communication procedures be adopted at this time because it believes that informal communications are sufficient to communicate questions, comments and observations that could be useful to the Board. However, stockholders wishing to formally communicate with the Board of Directors may send communications directly to D. James Guzy, Chairman of the Board, c/o PLX Technology, Inc., 870 W. Maude Avenue, Sunnyvale, California 94085.

Board Leadership Structure

The Board of Directors is committed to maintaining an independent Board and for many years, a majority of our Board has been comprised of independent directors. Mr. Guzy has served as Chairman of the Board since PLX’s inception. We separate the roles of CEO and Chairman of the Board. Our leadership structure enhances accountability of our chief executive officer to the Board, balances power on our Board and encourages balanced decision making. We also separate the roles in recognition of the differences in roles. The CEO is responsible for setting the strategic direction for the Company and the day to day leadership and performance of the Company, while the chairman of the Board provides oversight, direction and leadership of the Board.

The Board’s Role in Risk Management Oversight

Our Board oversees an enterprise-wide approach to risk management, designed to support the achievement of the Company's objectives, including strategic objectives, to improve long-term performance and enhance shareholder value. A fundamental part of risk management is not only understanding the risks the Company faces and what steps management is taking to manage those risks, but also understanding what level of risk is appropriate for the Company. The involvement of the full Board in setting the Company's business strategy necessarily entails a determination of what constitutes an appropriate level of risk for the Company. The Board’s role in the Company’s risk oversight process includes receiving regular updates from members of senior management on areas of material risk to the Company, including operational, financial, legal and regulatory, human resources, employment, and strategic risks.

Compensation of Directors

The Company currently provides cash compensation for its non-employee directors as follows: (i) all members of the Board of Directors receive a quarterly retainer of $8,500, (ii) the chairman of the Board of Directors receives an additional quarterly retainer of $4,500, (iii) the chairman of the Audit Committee receives an additional quarterly retainer of $2,500, (iv) the chairman of the Compensation Committee receives an additional quarterly retainer of $1,500, (v) the chairman of the Nominating Committee receives an additional quarterly retainer of $1,000, (vi) member of the Audit Committee, including the chair receive an additional quarterly retainer of $2,000,  (vii) members of the Compensation Committee, including the chair receive an additional retainer of $1,000 and (viii) members of the Nominating Committee, including the chair receive an additional quarterly retainer of $500.

Pursuant to the Company’s 2008 Equity Incentive Plan, each non-employee director will receive a nonqualified stock option grant of 25,000 shares of the Company’s Common Stock upon his or her initial election to the Board of Directors. On the date of each annual stockholder’s meeting, each incumbent non-employee director who has served on the Board for at least eleven months will automatically be granted a nonqualified stock option to purchase 12,000 shares of the Company’s Common Stock. All options automatically granted to non-employee directors have an exercise price equal to 100% of the fair market value on the date of grant, are fully vested and immediately exercisable.

The table below summarizes the compensation our company paid to non-employee directors for the year ended December 31, 2011. Although Mr. Schmitt is a director, he is not included in the table below because during 2011 he also served as our President and Chief Executive Officer and he did not receive any additional compensation for services provided as a director during 2011.

Director Compensation for Year Ended December 31, 2011
	Fees Earned or Paid in Cash	Option Awards	Total
Name	($)	($)(1)(2)	($)
D. James Guzy	59,000	19,526	78,526
John H. Hart	48,000	19,526	67,526
Thomas Riordan	32,000	19,526	51,526
Michael J. Salameh	32,000	19,526	51,526
Robert H. Smith	49,000	19,526	68,526
Patrick Verderico	39,000	19,526	58,526
____________________

(1)
These dollar amounts reflect the aggregate grant date fair value for option awards in 2011 in accordance with FASB ASC Topic 718.  Therefore, these amounts do not represent payments actually received by the directors.

•	The assumptions used to calculate the value of the awards are set forth in Note 2 of the Notes to Consolidated Financial Statements in our Form 10-K for the year ended December 31, 2011.

•	On May 25, 2011, the date of our last annual meeting, each director was granted a fully vested option to purchase 12,000 shares of our common stock with an exercise price of $3.31 per share.

(2)
As of December 31, 2011, each director had the following numbers of shares underlying stock options then outstanding:  Mr. Guzy: 27,000; Mr. Salameh: 22,000; Mr. Hart: 27,000; Mr. Riordan: 52,000; Mr. Smith: 37,000; and Mr. Verderico: 22,000.

PROPOSAL NO. 2

RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED
PUBLIC ACCOUNTING FIRM

BDO USA, LLP has been appointed by the Audit Committee to continue as the Company’s independent registered public accounting firm for the year ending December 31, 2012. Although the Company is not required to seek stockholder approval of its selection of independent registered public accounting firm, the Board believes it to be sound corporate governance to do so. If the appointment is not ratified, the Audit Committee will investigate the reasons for stockholder rejection and will reconsider its selection of its independent registered public accounting firm.

A representative of BDO USA, LLP is expected to be present at the Annual Meeting. The representative will have an opportunity to make a statement and to respond to appropriate questions.

PRINCIPAL ACCOUNTANT FEES AND SERVICES

The following table presents fees for professional audit services rendered by BDO USA, LLP for the integrated audits of the Company’s annual financial statements for the years ended December 31, 2010 and 2011, and fees billed for other services rendered by BDO USA, LLP for the years ended December 31, 2010 and 2011.

	2010	2011
Audit Fees (1)	$538,000	$541,000
Audit-Related Fees (2)	81,000	44,000
Tax Fees (3)	-	-
All Other Fees (4)	-	-
Total	$619,000	$585,000
____________________

(1)
Audit Fees consist of fees billed for professional services rendered for the audit of the Company’s consolidated annual financial statements, internal control over financial reporting, and review of the interim consolidated financial statements included in quarterly reports and services that are normally provided by BDO USA, LLP in connection with statutory and regulatory filings or engagements for the years ended December 31, 2010 and 2011.

(2)
Audit-Related Fees consist of fees billed for services that are reasonably related to the performance of the audit or review of the Company’s consolidated financial statements and internal controls and are not reported under “Audit Fees”.  Audit related fees in 2010 and 2011 are related to audit work performed in conjunction with the acquisition of Teranetics, Inc.

(3)	There were no Tax Fees incurred in the periods reported.

(4)	There were no All Other Fees incurred in the periods reported.

Audit Committee Pre-Approval of Audit and Permissible Non-Audit Services of Independent Registered Public Accounting Firm

The Audit Committee pre-approves all audit services provided by the independent registered public accounting firm. In March 2004, the Audit Committee adopted a policy for the pre-approval of audit services provided by the independent registered public accounting firm. Under the policy, the independent registered public accounting firm cannot be retained for non-audit services without pre-approval and pre-approval is generally detailed as to the particular service or category of services to be provided. In addition, the Audit Committee may also pre-approve particular services on a case-by-case basis.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR RATIFICATION OF
THE APPOINTMENT OF BDO USA, LLP AS THE COMPANY’S
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE YEAR
ENDING DECEMBER 31, 2012

PROPOSAL NO. 3

EXECUTIVE COMPENSATION ADVISORY VOTE

In accordance with the requirements of Section 14A of the Exchange Act and the related rules of the SEC, we are providing stockholders the opportunity to vote on a non-binding, advisory resolution to approve the compensation of our named executive officers as disclosed in the Compensation Discussion and Analysis section of this proxy statement (commonly referred to as “say on pay”).

As you cast your vote on this Proposal 3, you are encouraged to consider the objectives and elements of our executive compensation program as contained in the Compensation Discussion and Analysis section. Our executive compensation program is intended to attract, motivate and reward the executive talent required to achieve our corporate objectives and increase shareholder value. We believe that our executive compensation program is both competitive and strongly focused on pay for performance principles, and provides an appropriate balance between risk and rewards.

For these reasons, the Board is asking our stockholders to vote “FOR” this proposal.  Although your vote on this proposal is advisory and non-binding, the Compensation Committee values the views of our stockholders and will take into account the outcome of the vote when considering future compensation decisions for our named executive officers.

Accordingly, we ask our stockholders to approve the following resolution at the Annual Meeting:

“RESOLVED, that the stockholders of PLX Technology, Inc. approve the compensation of the executive officers named in the Summary Compensation Table, as disclosed in its proxy statement for the annual meeting of stockholders in 2012 pursuant to the compensation disclosure rules of the Securities and Exchange Commission (which disclosure includes the Compensation Discussion and Analysis, the executive compensation tables and the related footnotes and narrative accompanying the tables).”

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE FOR PROPOSAL NO. 3.

SECURITY OWNERSHIP OF
CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information with respect to the beneficial ownership of the Company’s Common Stock as of the Record Date for (i) each person who is known by the Company to beneficially own more than 5% of the Company’s Common Stock, (ii) each of the Company’s directors, (iii) each of the officers appearing in the Summary Compensation Table below and (iv) all directors and executive officers as a group.

Except as indicated by footnote, and subject to applicable community property laws, each person identified in the table possesses sole voting and investment power with respect to all capital stock shown to be held by that person. The address of each executive officer and director, unless indicated otherwise, is c/o PLX Technology, Inc., 870 W. Maude Avenue, Sunnyvale, CA 94085.

	Shares Beneficially Owned (1)
Beneficial Owner	Number		Percent (2)
5% or Greater Stockholders:
VantagePoint Venture Partners	3,807,640	(3)	8.5%
1001 Bayhill Drive Suite 300
San Bruno, CA 94066

Neil Gagnon	3,453,042	(4)	7.7%
1370 Avenue of the Americas, Suite 2400
New York, NY 10019

Ameriprise Financial, Inc.	2,921,524	(5)	6.5%
145 Ameriprise Financial Center
Minneapolis, MN 55474

BlackRock, Inc.	2,676,480	(6)	5.9%
40 East 52nd Street
New York, NY 10022

Directors and Named Executive Officers:

D. James Guzy	2,218,175	(7)	4.9%
Ralph Schmitt	617,058	(8)	1.4%
Michael J. Salameh	360,126	(9)	*
Lawrence Chisvin	151,286	(10)	*
David Raun	194,183	(11)	*
Arthur O. Whipple	168,008	(12)	*
Gene Schaeffer	172,291	(13)	*
Robert H. Smith	37,000	(14)	*
Thomas Riordan	52,000	(15)	*
John H. Hart	27,000	(16)	*
Patrick Verderico	22,000	(17)	*

All directors and executive officers as a group (13 persons):	4,457,294	(18)	9.5%

____________________

(1)
Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission ("SEC") and generally includes voting or investment power with respect to securities. The indication herein that shares are beneficially owned is not an admission on the part of the listed stockholder that he, she or it is or will be a direct or indirect beneficial owner of those shares.  The share amounts for executive officers in the table above include shares allocated to the accounts of such executive officers in the Company’s employee stock ownership plan (“ESOP”).  Each ESOP participant has the right to direct the ESOP trustee to vote the shares allocated to his or her account on all matters on which holders of common stock are voting and, consequently, as to shares allocated to the account of an executive officer in the ESOP, the executive officer may be deemed the beneficial owner of such shares.

(2)	Based upon 45,043,284 shares of common stock issued and outstanding on the Record Date.

(3)
Based on information set forth in a Schedule 13G/A filed with the SEC on February 12, 2010. Includes 326,121 shares reported as beneficially owned by VantagePoint Venture Partners IV, L.P.; 11,857 shares reported as beneficially owned by VantagePoint Venture Partners IV Principals Fund, L.P.; 3,301,699 shares reported as beneficially owned by VantagePoint Venture Partners IV (Q), L.P.; 18,228 shares reported as beneficially owned by VantagePoint Venture Partners III, L.P. and 149,735 shares reported as beneficially owned by VantagePoint Venture Partners III (Q), L.P.  Messrs. James Marver and Alan Salzman, as the Managing Members of the VantagePoint Venture Associates III, L.L.C. and VantagePoint Venture Associates IV, L.L.C., the General Partners of the foregoing funds, hold shared voting and dispositive power with respect to all of the 3,807,640 shares.

(4)
Based on a Schedule 13G/A filed with the SEC on February 7, 2012, Mr. Gagnon reported beneficially owning an aggregate amount of 3,453,042 shares of common stock including sole voting and dispositive power over 1,419,891 shares, shared voting power over 1,977,900 and shared dispositive power over 2,033,151 shares. Gagnon Securities LLC reported shared voting and dispositive power over 1,950,855 shares with Mr. Gagnon, who is the managing member and principal owner of Gagnon Securities LLC.

(5)
Based on a Schedule 13G filed with the SEC on June 27, 2012, Ameriprise Financial, Inc. and Columbia Management Investment Advisers, LLC each report shares voting power over 2,414,621 shares and share dispositive power over 2,921,524 shares, and Seligman Spectrum Focus (Master) Fund reports shares dispositive power over 2,411,900 shares.

(6)	Based on a Schedule 13G/A filed with the SEC on February 13, 2012, BlackRock, Inc. reported sole voting and dispositive power over all of the shares reported as beneficially owned by it.

(7)
Based on information set forth in a Schedule 13D filed with the SEC on March 16, 2010. Includes the right to purchase 2,181,259 shares that are currently held by Mr. Mark Guzy, within 60 days after the Record Date, which purchase right is held by Mr. D. James Guzy, Sr., Mrs. Marcia Guzy, his wife, and Arbor Company, of which each of Mr. and Mrs. Guzy are general partners. Also includes 27,000 shares subject to options exercisable within 60 days after the Record Date.

(8)
Includes 596,249 shares subject to options exercisable within 60 days after the Record Date and 2,809 shares allocated to this person’s account in the ESOP, as to which this person has the right to direct the vote.

(9)	Includes 22,000 shares subject to options exercisable within 60 days after the Record Date and 8,400 shares held by Mr. Salameh’s minor children.

(10)
Includes 143,477 shares subject to options exercisable within 60 days after the Record Date and 2,809 shares allocated to this person’s account in the ESOP, as to which this person has the right to direct the vote.

(11)
Includes 164,374 shares subject to options exercisable within 60 days after the Record Date and 2,809 shares allocated to this person’s account in the ESOP, as to which this person has the right to direct the vote.

(12)
Includes 139,999 shares subject to options exercisable within 60 days after the Record Date and 2,809 shares allocated to this person’s account in the ESOP, as to which this person has the right to direct the vote.

(13)
Includes 165,416 shares subject to options exercisable within 60 days after the Record Date and 1,875 shares allocated to this person’s account in the ESOP, as to which this person has the right to direct the vote.

(14)	Includes 37,000 shares subject to options exercisable within 60 days after the Record Date.

(15)	Includes 52,000 shares subject to options exercisable within 60 days after the Record Date.

(16)	Includes 27,000 shares subject to options exercisable within 60 days after the Record Date.

(17)	Includes 22,000 shares subject to options exercisable within 60 days after the Record Date.

(18)	Includes 1,812,179 shares subject to options exercisable within 60 days after the Record Date and includes 18,729 shares allocated to the accounts of the executive officers in the ESOP.

(*)	Less than 1%.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

Results of Our 2011 Say on Pay Vote

In the proxy statement for our 2011 annual meeting of stockholders, we asked our stockholders for an advisory vote to approve the executive compensation disclosed in the proxy statement. Of the votes cast on that proposal counting shares voted for and against, approximately 88% of votes cast were voted in favor of our say on pay proposal.

We considered this favorable result as support for our executive compensation policies and practices, and did not implement any changes in our executive compensation as a result of last year’s say on pay vote.

In the related “say on when” vote in 2011, we proposed, and a strong majority of the advisory votes cast approved, holding our “say on pay” vote annually.  As previously reported, we intend to hold a say on pay advisory vote at each annual meeting until we review the results of our next “say on when” vote in 2017.

Overview

The named executive officers of PLX for whom we provide compensation information below are:

•	Ralph Schmitt, President and Chief Executive Officer in 2011;
•	Arthur O. Whipple, Chief Financial Officer;
•	Lawrence Chisvin, Chief Operating Officer in 2011;
•	David K. Raun, VP of Marketing and Business Development in 2011 (currently Interim President and Chief Executive Officer); and
•	Gene Schaeffer, VP of Worldwide Sales.

Effective March 4, 2012, Mr. Chisvin transitioned out of the chief operating role and into a non-executive position as Vice President of Strategic Initiatives. Effective October 9, 2012, Mr. Schmitt resigned as President and CEO.  We are therefore discussing below Mr. Chisvin’s and Mr. Schmitt’s compensation information relevant to 2011, but not 2012 compensation information.

The compensation program for our named executive officers has two principal objectives:

•	to attract, reward, motivate and retain individuals who have the leadership and management skills we need in our business; and

•	to align overall compensation with the achievements of key business objectives and increase in stockholder value.

The compensation program for our entire executive team, including our named executive officers, comprised of base salary, non-equity variable compensation and equity-based compensation. We use all three elements of compensation in an effort to create a balanced compensation package that provides adequate incentives for outstanding performance.

We employ a strong pay-for-performance philosophy and ensure a strong correlation between the pay our executives receive and the performance of the business. Our compensation programs have resulted in compensation that reflects our financial results as described in our executive variable compensation below.

Compensation decisions for the named executive officers are made by our Compensation Committee ("Committee") described above under "Board and Corporate Governance Matters". During the first quarter of each year, the Committee typically establishes the following core elements of compensation for the named executive officers:

•	target base compensation, which consists of,

•	base salary and

•	non-equity variable compensation ("variable compensation"); and

•	stock option grants.

The Chief Executive Officer makes recommendations to the Committee for the levels of compensation of all of the executive officers except the Chief Executive Officer's compensation. Executive officers are not present for the Committee discussions or determinations of their individual compensation elements.

The Committee did not in 2011, and does not currently, engage the services of a compensation consultant in determining executive officer compensation. However, in order to maintain a general understanding of current compensation practices, the Committee and the Chief Executive Officer performed a review of compensation levels for our named executive officers against technology compensation surveys independently prepared by Radford Surveys, a consulting unit of Aon Corporation. Compensation surveys utilized were for high-tech and semiconductor public companies with revenues between $50 million and $200 million. Factors considered when adjustments are made to executive target salaries include the executive's attainment of internal goals, the executive's operating performance, the competitive environment for the executive's skill and our expectations for the specific position held by the individual.

In 2011, the Committee's compensation decisions with respect to base salary increases were based on an evaluation of the factors set forth above relative to each named executive officer's individual circumstances and performance. The Committee believed that base salary increases, as described in more detail below, were appropriate and necessary to maintain competitive salary levels and to recognize the contribution of our named executive officers. For determining payouts of non-equity variable compensation in 2011, the Committee reviewed the Company's financial performance and each named executive officer's individual achievements and compared each measure to objectives set in the beginning of the year. The Committee determined that, although individual performances were strong, the Company's predetermined financial objectives were not achieved. For these reasons, no variable compensation awards were paid to our named executive officers for 2011. In early 2011, the Committee approved equity-based compensation in the form of stock options granted to each of our named executive officers. We strongly believe that equity ownership by executive officers creates incentives to build stockholder value and aligns the interests of our executive officers with those of our stockholders.

Target Base Compensation

The target base compensation for each named executive officer includes two components, a base salary and a variable compensation target. The base salary is a predetermined, fixed amount paid to the executives during each year of service. The variable compensation is dependent on company financial performance metrics and a subjective evaluation of each named executive officer's individual performance.

Base Salary

Base salary is a customary element of executive compensation that we endeavor to set at an amount that reflects the leadership, management and other skills and performance of the individual officer, and the market value of the officer's services in light of total compensation opportunity. Base salary is intended primarily as short-term cash compensation that fosters the objectives of executive retention and motivation for individual performance.

Base salary increases are determined based on an assessment of individual performance by the executive officer relative to individual objectives established for the year. For 2011, based on the review described above, the Committee increased the base salaries relative to 2010 salaries for each named executive officer by 3%, which increase was effective April 1, 2011. During the first three (3) calendar quarters of 2010, the Company had experienced growth and a return to profitability. In October 2010, the Company purchased Teranetics. The attendant spending and minimal gross profit generated losses at the end of 2010 that were expected to continue through 2011. Raises for non-executive employees granted on April 1, 2011, averaged 3%, and this percentage was applied to the executive group as well.

In 2012, based on the review described above, the Committee approved increases to base salaries relative to 2011 salaries for Mr. Whipple and Mr. Schaffer by 6.0% and 3.1%, respectively, which increases were effective April 1, 2012.  On March 5, 2012, Mr. Raun was promoted to Senior Executive Vice President and General Manager of Product Lines.  Based upon his promotion, the Committee increased Mr. Raun’s salary by 9.3% effective immediately on his promotion date.  As part of the annual review process, the Committee subsequently approved an increase to Mr. Raun's base salary of an additional 2%.  This aligned him more closely with the midpoint of the Radford data for this job description.  Effective October 9, 2012, Mr. Raun was appointed interim President and CEO.  No further adjustment to his base salary has been made at this time.

The primary reasons underlying the 2012 increases for the continuing executive officers included the executive's attainment of internal goals, the executive's operating performance, the competitive environment for the executive's skill and our expectations for the specific position held by the individual. The Committee also considered Radford compensation data and determined that the base compensation for Mr. Whipple should be increased by 6% due to operating performance and to further align them towards the midpoint as expressed by the Radford data.  Mr. Schaeffer's salary level and performance brought him more closely in-line with the 3% midpoint of the corporate increase level.

Variable Compensation

Purpose of Variable Compensation Plans

Our executive variable compensation plans are intended to motivate and reward long-term individual performance by our named executive officers. In keeping with our pay-for-performance philosophy, variable compensation is designed to be a substantial portion of each named executive officer's total compensation. The variable compensation an executive officer actually receives depends on corporate financial results for the year and the executive's individual performance during the year.

The payment schedule for any variable compensation earned is also intended to add a retention element to this otherwise annual compensation program. For the named executive officers under the 2011 variable compensation plan, 100% of the first $1,200,000 of the potential amounts allocated to them would vest on January 1, 2012, and be paid on the last business day in January 2012. Amounts so allocated in excess of $1,200,000 would be payable such that 60% of the amount in excess of $1,200,000 would also vest on January 1, 2012 and be paid on the last business day in January 2012, 20% of the amount in excess of $1,200,000 would vest on January 1, 2013 and be paid on the last business day in January, 2013, and 20% of the amount in excess of $1,200,000 would vest on January 1, 2014 and be paid to the Participants on the last business day in January 2014.

The same payment schedule would also apply to the 2012 variable compensation plan, with each applicable date above moved forward one year.

Because variable compensation is earned primarily by actual financial performance, we report variable compensation, if any, earned for a given year in full under the column for "Non-Equity Incentive Plan" in the Summary Compensation Table.

2011 Variable Compensation Plan

On February 18, 2011, the Compensation Committee approved the 2011 Variable Compensation Plan effective for 2011. For each of the named executive officers, a variable compensation target was established. The target variable awards ranged from 75% to 100% of an executive's base salary and the maximum variable award that could be earned was two (2) times the variable compensation target unless the Committee, in its sole discretion, decided to permit a higher variable compensation amount based on the performance and condition of our business.

The target percentages for 2011 were determined as follows:

Name	Target Percentage	Basis for Target Percentages
Mr. Schmitt	100%	Unchanged since 2010
Mr. Whipple	90%	Unchanged since 2010
Mr. Chisvin	90%	Unchanged since 2010
Mr. Raun	75%	Unchanged since 2010
Mr. Schaeffer	75%	Unchanged since 2010

Each named executive officer's variable compensation amount was based upon attainment of our 2011 Annual Operating Plan's operating income and revenue goals and the achievement of predetermined individual objectives. Each objective was weighted as follows:

•
Operating Income (50% Weight): A minimum threshold of ($2,000,000) of non-GAAP operating income (loss) must have been met before there was any variable compensation payable from this objective. Performance over this threshold was determined using a sliding scale assigned by management. Non-GAAP operating income excludes share-based compensation, including ESOP (as defined below) expenses, acquisition-related charges, restructuring charges, amortization of acquired intangibles and impairment charges.

o
2011 published non-GAAP operating loss was $8.1 million (which figure excludes share-based compensation, including ESOP expenses, acquisition, restructuring and impairment related charges and amortization of acquired intangibles).

•
Annual Revenue (20% Weight): A minimum annual revenue threshold of $125,417,000 must have been met before there was any variable compensation payable from this objective. Performance over this threshold was determined using a sliding scale as assigned by management.

o	2011 reported revenues were $115.8 million.

•
Individual Objectives (30% Weight): Each executive officer had predetermined measurable objectives for the year. No executive officer received credit for a particular objective unless that objective was met at 100% (no credit for partial accomplishments). If an executive officer met all of their objectives, they earned the full 30% of their variable compensation target. In cases where an executive officer did not achieve one (1) or more objectives, they only received credit for the objectives achieved. An executive could not receive more than 100% of their target variable compensation for personal objectives and could not receive more than 200% of their target variable compensation in any event. Any variable compensation amounts for the achievement of individual objectives could not be earned unless both of the minimum financial thresholds above (operating income and annual revenue) had been met.

o	The individual objectives for 2011 were:

•	Mr. Schmitt:
•	Grow revenue 2x the industry rate
•	Networking: l OGE Phy design that can achieve a $10/port price point
•	PCIe: Fabric Silicon defined and vetted with customers
•	PCIe: Initial board level product revenue
•	PCIe: First system level product defined
•	Networking: Achieve customer acceptance on first gen Satellite product

•	Mr. Whipple:
•	SEC Documents filed timely each quarter and no unremediated SOX findings
•	Improve opex and GM over Annual Operating Plan (AOP)
•	Maintain cash above $20M
•	Increase access to available capital

•	Mr. Chisvin:
•	PCIe: Mira and Draco production
•	Networking: Integrate TN team into Product Development Process (PDP)
•	Networking: 40nm PHY "A" production release and sample "B" version
•	Networking: Sample DSWM "A" and tapeout "B" version

•	Mr. Raun:
•	PCIe: Close on Gen3 graphics partner to increase SAM
•	Networking: Signed Satellite contract and collect NRE
•	Networking: Partnership Development Agreement for a 28nm l OGE LOM Controller
•	Storage: SOC/NAS+ Road Map/Strategy/Product Defined
•	Marketing Materials, Web and Investor Material to Reflect Cloud/Data Center Focus

•	Mr. Schaeffer:
•	PCIe: Increase penetration of new markets and customers in MB and SSD.
•	PCIe: Win selected, critical Gen 3 programs — Dell, HP, EMC, Intel, Oracle
•	Networking: Win selected, critical 10G PHY programs — Arista, Cisco, Extreme, IBM, Juniper
•	Storage: Win WD USB3.0 business

•	The target and maximum amounts that could be earned under the 2011 plan for the named executive officers are set forth in the Grants of Plan-Based Awards Table for 2011, below.

During 2011, the Committee's actions, which also support our pay-for-performance philosophy, operated such that compensation actually earned by executives reflected the performance of the Company in an economic environment that continues to be challenging. Following the end of 2011, the Committee evaluated the actual financial and individual results against the pre-determined objectives set in the 2011 Variable Compensation Plan to determine variable compensation awards for our named executive officers.

Although our named executive officers did meet their individual objectives, the financial objectives were not met as both minimum thresholds of annual revenue and non-GAAP operating income were not achieved. For that reason, the individual objectives were considered not earned based on the financial achievement requirement under the variable compensation plan and no payouts were made under the 2011 Variable Compensation Plan.

2012 Variable Compensation Plan

On April 2, 2012, the Compensation Committee approved the 2012 Variable Compensation Plan effective for 2012. Under the 2012 plan, each named executive officer has a target variable compensation expressed as a percentage of their base salary. At 100% of the target, the variable compensation award ranges from 75% to 100% of an executive's base salary.

The target percentages for 2012 for continuing named executive officers were determined as follows:

Name	Target Percentage	Basis for Target Percentages
Mr. Whipple	90%	Unchanged since 2010
Mr. Raun	90%	Reflects promotion to General Manager
Mr. Schaeffer	75%	Unchanged since 2010

The target variable compensation for an executive is tied to five (5) segments: revenue (20%), gross margin (20%), non-GAAP spending (20%), performance to group and or functional goals (20%) and performance to personal objectives (20%). An executive cannot receive more than 100% of their target variable compensation for group or personal objectives and cannot receive more than 200% of their target variable compensation for any reason. The financial operating objectives are as follows:

•
The Company must have positive non-GAAP net income before any of the following operating metrics-based elements would apply. Non-GAAP operating income excludes share-based compensation, including ESOP (as defined below) expenses, acquisition-related charges, restructuring charges, amortization of acquired intangibles and impairment charges.

•
Revenue - For each percent that revenues are above or below the annual operating plan, an executive's revenue-related variable compensation target will be increased or reduced by ten (10) percent. The amount cannot be less than zero and is subject to the aggregate limitation in Section 3 of the plan.

•
Gross Margin - For each percentage point that gross margin is above or below the annual operating plan, an executive's gross margin-related variable compensation target will be increased or reduced by forty (40) percent. The amount cannot be less than zero and is subject to the aggregate limitation in Section 3 of the plan.

•
Non-GAAP Spending - For each percent that non-GAAP spending is above or below the annual operating plan, an executive's revenue-related variable compensation target will be reduced or increased by twenty (20) percent. The amount cannot be less than zero and is subject to the aggregate limitation in Section 3 of the plan. Non-GAAP spending excludes share-based compensation, including ESOP (as defined below) expenses, acquisition-related charges, restructuring charges, amortization of acquired intangibles and impairment charges.

The reason for the mix of financial and individual objectives is to recognize that we must improve our short-term financial performance while at the same time we must also invest in new products and organizational improvements that will lead to long-term revenue growth and financial stability. We consider revenue, gross margins and expenditures as key objectives in the variable compensation plan because we believe top line growth and profitable operations are equally necessary to support and increase stockholder value. We also consider individual objectives to be key to our long-term growth and success as we believe that successful execution of these key objectives ultimately drives overall corporate goals. The goals are meant to be attainable but challenging. The goals are limited to 100% achievement.

Stock Options

We have made annual stock option grants to our executive officers that have been intended as a long-term incentive component to the compensation program that achieves potential value only to the extent the officer meets the vesting requirements based on continued service to the Company and to the extent that our stock price following exercise and upon ultimate sale of option shares exceeds the applicable exercise price. We also believe that granting stock options helps align the interests of our executive officers with the interests of our stockholders because the value of the options is tied to the increase in market price of our stock above the applicable exercise prices.

We have made most equity grants on an annual basis in connection with the annual performance review and compensation adjustment cycle. In general, 1/4 of the option shares vest twelve (12) months from the date of grant, and 1/48 of the total shares underlying the options vest monthly thereafter, subject to continued service through the applicable vesting date. For all employees, including executive officers, PLX only grants equity awards on the first business day of a month. The exercise price of all stock options is set at the closing price of our common stock on NASDAQ on the grant date.

The Compensation Committee determines the number of shares underlying stock option grants to our executive officers based upon prior performance of the officer, the importance of retaining the officer's services and the potential for the officer's performance to help PLX achieve long-term corporate performance goals. The Committee also considers each officer's PLX stock ownership. However, there is no set formula that determines the number of option shares for any given officer. Factors considered when options are granted include the executive's attainment of internal goals, the executive's operating performance, the competitive environment for the executive's skills and other factors specific to a particular individual.

During 2011, PLX employees, including executives, and six (6) non-employee directors received stock options to purchase an aggregate of 1,484,500 shares of our common stock. The five (5) individuals serving as named executive officers during 2011 received stock options to acquire an aggregate of 280,000 shares or 19% of the total options granted in 2011.

The following table summarizes the 2011 option grants to the listed individuals and the basis for determining the number of shares underlying each grant (additional information concerning these grants is set forth below in the Grants of Plan-Based Awards During 2011 table):

Name	# of Shares Underlying 2011 Option Grants	Basis for the # of Shares
Mr. Schmitt	100,000	Performance to 2010 objectives, Radford and perceived employee value in 4+ years
Mr. Whipple	50,000	Performance to 2010 objectives, Radford and perceived employee value in 4+ years
Mr. Chisvin	50,000	Performance to 2010 objectives, Radford and perceived employee value in 4+ years
Mr. Raun	40,000	Performance to 2010 objectives, Radford and perceived employee value in 4+ years
Mr. Schaeffer	40,000	Performance to 2010 objectives, Radford and perceived employee value in 4+ years

Generally Available Benefit Programs

In 2011, the executive officers were eligible to receive health care coverage that is generally available to other regular full-time PLX employees. We maintain a tax-qualified 401(k) plan, which provides for broad-based employee participation. Under the 401(k) plan, all PLX employees are eligible to receive matching contributions from PLX. On February 1, 2009, PLX suspended the matching contributions due to the then-current economic conditions. The matching contributions from PLX were then reinstated on July 1, 2010. In 2010, the matching contribution was (1) $0.50 per dollar contributed by the employee, (2) limited to the first 6% of each participant's pretax base compensation and (3) calculated and paid on a pay period basis subject to applicable federal limits.

Effective as of January 1, 2009, the Company established the PLX Technology, Inc. Employee Stock Ownership Plan (the "ESOP"). The ESOP is a tax-qualified defined contribution retirement plan that is non-contributory. PLX regular employees (other than nonresident aliens with no U.S.-source income, employees covered by a collective bargaining agreement, leased employees and employees of a non-participating subsidiary of PLX) who are at least eighteen (18) years old and have worked for PLX for at least twelve (12) consecutive months are eligible to participate in the ESOP. The Company makes a cash contribution equal to a percentage of eligible compensation that is determined annually by the Board of Directors. Eligible compensation is limited to $150,000. The contributions are used to purchase common stock of the Company. Since the adoption of the ESOP, the Company has made annual contributions of 2% of each employee's eligible compensation up to a maximum of $3,000 for any single employee (2% of $150,000 of eligible compensation). Eligible participants received a share allocation at the end of the plan year based on the contributions plus an additional allocation for forfeitures that occurred during the plan year. The shares and forfeitures are allocated to each ESOP participant who is employed on the last day of the ESOP Plan Year (December 31) in the same proportion that the compensation (up to the $150,000 limit) of each ESOP participant bears to the eligible compensation of all ESOP participants. For the 2011 plan year, each named executive officer was allocated 1,091 shares of the Company's common stock.

We also offer other benefits to the executive officers under our standard benefit programs that provide for broad-based employee participation, including medical, dental and vision insurance, short and long-term disability insurance, life and accidental death and dismemberment insurance, health and dependent care flexible spending accounts, and educational expense reimbursement of up to $5,000 per year.

Except as summarized above, we do not offer other perquisites or personal benefits to our executive officers.

Severance and Change in Control Arrangements

Our executive officers do not have employment agreements. Our executive officers serve at the will of the Board. Prior to April 29, 2012, our executive officers did not have severance or change-of-control arrangements with PLX. On April 29, 2012, the Compensation Committee of the Board approved the PLX Severance Plan for Executive Management.  See “Potential Payments Upon Termination or Change in Control”.

Tax and Accounting Considerations

Accounting for Variable Compensation Plans — We accrue for our variable compensation plans on a straight-line basis in accordance with the payment timetable. For example, under the 2010 variable compensation plan, the aggregate amount of variable compensation pool that was earned was $1.38 million. Of the $1.38 million, $1.3 million was fully accrued by December 2010. The next $40 thousand was fully accrued by January 2012 and the final $40 thousand will be fully accrued by January 2013.

Accounting for Stock Options — We account for share-based payments from our stock option plans in accordance with the requirements of FASB ASC Topic 718.

Deductibility of Executive Compensation — Section 162(m) of the Internal Revenue Code of 1986, as amended, or the Code, generally disallows a tax deduction to public companies for compensation in excess of $1 million paid to certain of our executive officers. Qualifying performance-based compensation will not be subject to the deduction limitation if certain requirements are met. We periodically review the potential consequences of Section 162(m) and may structure the performance-based portion of our executive compensation to comply with certain exemptions in Section 162(m). However, in our judgment, we may authorize compensation payments that do not comply with the exemptions in Section 162(m).

Compensation Committee Report

This report is not deemed to be soliciting material, filed with the SEC, or subject to the liabilities of Section 18 of the Securities Exchange Act of 1934, except to the extent that PLX specifically incorporates it by reference into a document filed with the SEC.

The Compensation Committee reviewed and discussed the above Compensation Discussion and Analysis (CD&A) with the Company's management. Based on the review and discussions, the Compensation Committee recommended to the Company's Board of Directors that the CD&A be included in this proxy statement.

MEMBERS OF THE COMPENSATION COMMITTEE

John H. Hart, Chairman
D. James Guzy

Summary Compensation Table

The following table summarizes compensation information for our named executive officers for the years ended December 31, 2011, 2010 and 2009.

Name and Principal Position	Year	Salary ($)(1)	Bonus ($)(2)	Option Awards ($)(3)	Non-Equity Incentive Plan Compensation ($)(4)	Cash Payment for Tendered Options ($)(5)	All Other Compensation ($)(6)	Total ($)

Ralph Schmitt, President and Chief Executive Officer	2011	388,550	-	163,253	-	-	13,800	565,603
	2010	369,385	-	192,660	279,580	-	8,400	850,025
	2009	350,000	22,222	-	-	-	3,331	375,553

Arthur O. Whipple, Chief Financial Officer	2011	249,286	-	92,030	-	-	10,479	351,795
	2010	236,900	-	144,495	164,011	-	6,657	552,063
	2009	230,000	22,222	102,194	-	72,814	4,196	431,426

Lawrence Chisvin, Chief Operating Officer	2011	279,397	-	92,030	-	-	8,622	380,049
	2010	257,040	-	132,454	174,093	-	4,310	568,897
	2009	252,000	22,222	94,430	-	113,482	4,276	486,410

David K. Raun, VP of Marketing	2011	252,302	-	73,624	-	-	8,849	334,775
	2010	240,875	-	144,495	139,764	-	5,037	530,171
	2009	235,000	22,222	146,159	-	105,376	4,215	512,972

Gene Schaeffer, VP of Worldwide Sales	2011	252,302	-	73,624	-	-	8,028	333,954
	2010	240,875	-	144,495	136,852	-	4,542	526,764
	2009	205,543	22,222	116,575	-	-	-	344,340
____________________

(1)
Effective March 4, 2012, Mr. Chisvin transitioned out of the chief operating role and into a non-executive position as Vice President of Strategic Initiatives.  Effective October 9, 2012, Mr. Schmitt resigned from his role as president and chief executive office and Mr. Raun was appointed interim president and chief executive officer.

(2)	The dollar amounts in 2009 represent discretionary cash bonuses.

(3)
These dollar amounts reflect the aggregate grant date fair value of option awards in the years indicated in accordance with FASB ASC Topic 718.  Therefore, these amounts do not represent payments actually received by the officers.

The assumptions used to calculate the value of the awards are set forth in Note 2 of the Notes to Consolidated Financial Statements in our Form 10-K for the year ended December 31, 2011.

(4)
The dollar amounts in 2010 represent compensation earned under the 2010 Variable Compensation Plan. The Company did not adopt a variable compensation plan for 2009 and no variable compensation was earned under the 2011 Variable Compensation Plan. For the 2010 variable compensation earned, $1.3 million of the aggregate $1.38 million was paid out on January 31, 2011. The remaining $80,000 was deferred in which 50% of the deferral was paid out on January 31, 2012 and the final 50% of the deferral is to be paid on January 31, 2013. The amounts of earned variable compensation that remains deferred until January 31, 2013 for Mr. Schmitt, Mr. Whipple, Mr. Chisvin, Mr. Raun and Mr. Schaeffer were $7,541, $4,449, $4,874, $3,797 and $3,797, respectively. Under the plan, if the officer’s employment is terminated due to defined retirement, disability or termination by PLX without cause, the officer remains entitled to payment on the original payment schedule or a payout date as determined by the sole discretion of the Board. However, if the officer terminates his or her employment on any other basis or is terminated by PLX for cause, the officer is not entitled to receive any remaining unpaid bonus otherwise payable after that termination. The plan also provided that if an officer’s employment had ended during the applicable plan year due to retirement, disability or termination by PLX without cause, the bonus amount payable would have been limited to an amount pro rated based on the days of service during the applicable plan year.

(5)	Represents the aggregate cash payment received in exchange for options pursuant to the Company’s 2009 tender offer.

(6)
Represents matching contributions under the Company 401(k) plan and the Company’s cash contribution under the ESOP Plan.  The matching contribution for the Company 401(k) plan was suspended as of February 1, 2009 and reinstated effective July 1, 2010.  The ESOP plan requires that an employee must have at least twelve consecutive months of service to be eligible under the plan.  As Mr. Schaeffer commenced his employment in February 2009, he did not receive a 401(k) match nor was he eligible to receive a contribution under the ESOP plan for the 2009 plan year.

Grants of Plan-Based Awards During 2011

The following table shows all plan-based awards that PLX granted to the named executive officers during 2011. The equity awards are also reported in the Outstanding Equity Awards table.

			Estimated Future Payouts Under Non-Equity Incentive Plan Awards (1)
			Threshold	Target	Maximum	All Other Option Awards: Number of Securities	Exercise or Base Price of Option	Grant Date Fair Value of Stock and
Name	Grant Date	Approval Date	($)	($)	($)	Underlying Options (#) (2)	Awards ($/Sh)	Option Awards ($)
Ralph H. Schmitt	6/1/2011	6/1/2011	-	-	-	100,000	3.35	163,253
			-	247,071	782,800	-	-	-
Arthur O. Whipple	3/1/2011	3/1/2011	-	-	-	50,000	3.73	92,030
			-	142,664	452,005	-	-	-
Lawrence Chisvin	3/1/2011	3/1/2011	-	-	-	50,000	3.73	92,030
			-	153,360	485,896	-	-	-
David K. Raun	3/1/2011	3/1/2011	-	-	-	40,000	3.73	73,624
			-	120,325	381,230	-	-	-
Gene Schaeffer	3/1/2011	3/1/2011	-	-	-	40,000	3.73	73,624
			-	120,325	381,230	-	-	-
____________________

(1)
The amounts shown represented potential cash payouts under the 2011 Variable Compensation Plan adopted February 18, 2011, effective for 2011.  Under this plan, the target metrics for the 2011 variable compensation calculations are based on financial and individual objectives. Each named executive officer’s variable compensation amount is based upon attainment of our 2011 Annual Operating Plan GAAP operating income, annual revenue plan and the achievement of individual objectives. The amounts that can be received under the plan range from $0, as set forth in the "Threshold" column, to the amounts set forth in the "Maximum" column. For the actual cash awards under the 2011 Variable Compensation Plan, see the amounts reported in the “Non-Equity Incentive Plan” column of the Summary Compensation Table above. Additional information concerning the Non-Equity Incentive Plan is provided under “Compensation Discussion and Analysis.”

(2)
These are nonqualified stock options granted under our 2008 Equity Incentive Plan that vest over four years, to the extent of 1/4th of the underlying shares vesting on the first anniversary of the grant date, with 1/48th of the underlying shares vesting monthly thereafter, assuming continued service through the respective vesting dates. The exercise price of each option set forth above was the closing price of our stock on NASDAQ on the grant date.

Outstanding Equity Awards at December 31, 2011

The following table shows all outstanding equity awards held by the named executive officers at December 31, 2011:

Name	Grant Date (1)	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)	Option Expiration Date
Ralph Schmitt	12/1/2008	375,000	125,000	2.05	12/1/2015
	3/1/2010	35,000	45,000	4.92	3/1/2017
	6/1/2011	-	100,000	3.35	6/1/2018
Arthur O. Whipple	3/2/2009	37,812	17,188	2.00	3/2/2016
	7/1/2009	15,104	9,896	3.87	7/1/2016
	3/1/2010	26,250	33,750	4.92	3/1/2017
	3/1/2011	-	50,000	3.73	3/1/2018
Lawrence Chisvin	2/1/2005	28,500	-	8.90	2/1/2012
	2/1/2008	14,687	-	7.03	2/1/2015
	3/2/2009	32,312	14,688	2.00	3/2/2016
	7/1/2009	15,104	9,896	3.87	7/1/2016
	3/1/2010	24,062	30,938	4.92	3/1/2017
	3/1/2011	-	50,000	3.73	3/1/2018
David K. Raun	2/1/2008	11,875	-	7.03	2/1/2015
	3/2/2009	34,375	15,625	2.00	3/2/2016
	7/1/2009	30,208	19,792	3.87	7/1/2016
	3/1/2010	26,250	33,750	4.92	3/1/2017
	3/1/2011	-	40,000	3.73	3/1/2018
Gene Schaeffer	3/2/2009	68,750	31,250	2.00	3/2/2016
	7/1/2009	6,041	3,959	3.87	7/1/2016
	3/1/2010	26,250	33,750	4.92	3/1/2017
	3/1/2011	-	40,000	3.73	3/1/2018
___________________

(1)
These options vest over 4 years following the grant date if the individual continues to be employed at the vesting dates, to the extent of 1/4th of the option shares at the end of 12 months after the grant date and thereafter at the rate of 1/48th of the option shares per month, assuming continued service through applicable vesting dates.

Option Exercises During 2011

None of the named executive officers exercised stock options in 2011.

Potential Payments Upon Termination or Change in Control

Our named executive officers do not have employment agreements. Prior to April 29, 2012, these individuals did not have severance or change-of-control arrangements with PLX. The 1999 Equity Incentive Plan does not provide by its terms that vesting accelerates upon a change in control.

The 2008 Equity Incentive Plan does provide that in an event of a change in control of the Company, each unvested award outstanding will accelerate automatically and immediately vest, unless the award is converted, assumed or replaced by the successor corporation. Item 10 of our Form 10-K/A, Amendment No. 1, filed with the SEC on April 27, 2012, quantifies the hypothetical severance benefits our named executive officers would have been entitled to in connection with a change in control as of December 30, 2011, using the closing stock price of $2.87 per share as of such date, and based on the facts as of such date that there was no acquisition agreement entered into and no severance plan in place for the officers.

We do not believe it would be material or useful in the current context to provide information about a hypothetical change of control as of our prior fiscal year end at a stock price lower than the price reflected in the valuation underlying the IDT Merger Agreement.

Background on Pending Merger Agreement

Information below concerning the interests of directors and named executive officers is based upon information that has been updated from the same topics previously set forth in the PLX Schedule 14D-9 filed with the SEC on May 22, 2012, relating to the exchange offer (the “Offer”) by Pinewood Acquisition Corp., a Delaware corporation (“Purchaser”) and a direct wholly-owned subsidiary of Integrated Device Technology, Inc., a Delaware corporation (“Parent”), to purchase all of PLX’s outstanding shares of common stock (“Shares”) in exchange for consideration, per Share, comprised of (i) $3.50 in cash plus (ii) 0.525 of a share of common stock of Parent (the “Parent Common Stock”) (such ratio, the “Per Share Exchange Ratio”) (such consideration or any different consideration per Share that may be paid pursuant to the exchange offer, the “Offer Price”), in each case, subject to adjustment for stock splits, stock dividends and similar events, and without interest thereon, less any applicable withholding taxes, upon the terms and subject to the conditions set forth in Purchaser’s prospectus/offer to purchase, dated May 22, 2012, which is contained in the Registration Statement on Form S-4 filed by Parent with the U.S. Securities and Exchange Commission (the “SEC”) on May 22, 2012 (as amended or supplemented from time to time, the “Prospectus”), and in the related Letter of Transmittal (“Letter of Transmittal”), copies of which are filed as Exhibits (a)(1)(A) and (a)(1)(B) hereto, respectively, and are incorporated herein by reference. The Offer is described in a Tender Offer Statement on Schedule TO (as amended or supplemented from time to time, the “Schedule TO”), which was filed by Purchaser and Parent with the SEC on May 22, 2012. Copies of the Prospectus and the Letter of Transmittal were previously mailed to the Stockholders together with the Schedule 14D-9.

The Offer is being made pursuant to an Agreement and Plan of Merger, dated as of April 30, 2012, among PLX, Parent, Purchaser and Pinewood Merger Sub, LLC, a Delaware limited liability company (“Merger LLC”) and a wholly-owned subsidiary of Parent (the “Merger Agreement”). The Merger Agreement provides, among other things, that after the completion of the Offer and the satisfaction or, where permissible, waiver of all of the conditions to such merger, including, if required, a vote of the PLX stockholders (“Stockholders”), Purchaser will be merged with and into PLX (the “Merger”), with PLX continuing as the surviving corporation (the “Surviving Corporation”) and a direct wholly-owned subsidiary of Parent. At the effective time of the Merger, each outstanding Share (other than Shares held in treasury by PLX, Shares directly or indirectly owned by Parent and Shares held by Stockholders who have properly preserved their appraisal rights, if any, under Delaware law) will be converted into the right to receive the Offer Price without interest, less any applicable withholding taxes.

Effect of Merger on Stock and Stock Options Held By PLX Directors and Executive Officers

Stock

As of the Record Date, PLX directors and executive officers beneficially owned in the aggregate 463,856 issued and outstanding Shares (not subject to any vesting or other contractual restrictions), or approximately 1.0% of the Shares outstanding as of that date, which are treated under the Offer in the same manner as all other Shares subject to the Offer. If PLX directors and executive officers tender pursuant to the Offer any Shares they own, they will be entitled to receive the same consideration on the same terms and conditions as the other Stockholders in the Offer.

Included in issued and outstanding Shares owned by executive officers are a total of 18,729 Shares held in the PLX Employee Stock Ownership Plan (the “ESOP”) that have been allocated to their ESOP accounts. The ESOP was established in early 2009, and is a tax-qualified defined contribution retirement plan that is non-contributory on the part of the participant. Each year, PLX makes a cash contribution to the ESOP which is used to purchase Shares on the open market and eligible participants receive a Share allocation at the end of the plan year. In connection with the Merger, contributions will cease and the ESOP will be terminated. The ESOP currently holds approximately 47,877 unallocated shares which will be allocated to eligible participants on the last date of the short plan year resulting from the plan termination in connection with the Merger. As a result of the ESOP termination, any unvested Shares allocated to the participant accounts will vest. The Shares held by the ESOP will be entitled to the same consideration and other terms and conditions of the Offer that apply to Shares generally. Following the termination of the ESOP, participants will be able to take a distribution of the amount allocated to their ESOP account in a combination of Parent Common Stock and cash or roll over the amount in their ESOP accounts into individual retirement account or a tax-qualified retirement plan of an employer.

The table below sets forth the number of Shares held, or beneficially held, by the PLX directors and executive officers as of the Record Date (including Shares allocated to individual ESOP accounts but excluding Shares issuable upon exercise of options to purchase Shares) and the amount of cash consideration and the number and value of shares of Parent Common Stock they will receive for those Shares, rounded to the nearest dollar or share.

	Number of PLX Issued and Outstanding Shares Owned (#)	Cash Payment Pursuant to the Offer ($)	Number of Shares of Parent's Common Stock Issuable Pursuant to the Offer (#)	Value of Parent's Common Stock Issuable Pursuant to the Offer ($)(1)
NON-EMPLOYEE DIRECTORS

D. James Guzy	9,916	$34,706	5,206	$31,548
Michael J. Salameh	329,726	1,154,041	173,106	1,049,023
John H. Hart	-	-	-	-
Robert H. Smith	-	-	-	-
Thomas Riordan	-	-	-	-
Patrick Verderico	-	-	-	-
				-
EXECUTIVE OFFICERS				-
				-
Ralph Schmitt	20,810	72,834	10,925	66,206
Arthur O. Whipple	28,010	98,034	14,705	89,113
David K. Raun	29,810	104,334	15,650	94,840
Gene Schaeffer	6,875	24,063	3,610	21,874
Michael Grubisich	2,810	9,834	1,475	8,939
Vijay Meduri	19,695	68,931	10,340	62,659

Total	447,651	$1,566,778	235,017	$1,424,201
___________________

(1)
Since each Share will be entitled to a fixed consideration of (i) $3.50 in cash plus (ii) 0.525 of a share of Parent Common Stock, subject to adjustment for stock splits, stock dividends and similar events, without interest thereon and less applicable withholding taxes, and the Parent Common Stock price may fluctuate from the date of this filing to the time when the Parent Common Stock is ultimately issued, the value of the Parent Common Stock in the above table when actually issued cannot now be predicted, and for purposes of this table, is based on the average closing price per share of Parent Common Stock over the first five trading days following April 30, 2012, which was the date of the first public announcement of the Merger Agreement and the Transaction. These cash amounts do not reflect the impact of any taxes payable by Stockholders.

Stock Options

As of the Record Date, PLX directors and executive officers held options to purchase 2,410,375 Shares granted under PLX’s equity compensation plans.

PLX directors do not hold any other equity compensation awards such as restricted stock units.  PLX executive officers hold restricted stock units, as further discussed below.

Under the Merger Agreement:

•
Immediately prior to the effective time of the Merger (the “Effective Time”) Parent will assume each outstanding and unexercised option to purchase Shares (each, a “Company Option”) that has an exercise price per share less than $9.00 and is held by an individual who is an employee of Parent or one of its affiliates following the Effective Time (a “continuing employee”).

The number of shares of Parent Common Stock and the exercise price of the assumed Company Options will be determined based on the Equity Exchange Ratio described below. Each assumed option will have a per share exercise price equal to the exercise price set forth in the option agreement for such Company Option at the Effective Time, divided by the Equity Exchange Ratio (rounded up to the nearest whole cent), and will cover a number of shares of Parent Common Stock equal to the number of Shares for which such Company Option was exercisable at the Effective Time multiplied by the Equity Exchange Ratio, rounded down to the nearest whole share. The “Equity Exchange Ratio” is a fraction, the numerator of which is the sum of (i) $3.50 and (ii) the product of the average closing price per share of Parent Common Stock during a period of twenty (20) consecutive trading days ending with, and including, the trading day that is two (2) trading days before the Merger is completed, multiplied by the Per Share Exchange Ratio, and the denominator of which is the closing price per share of Parent Common Stock during a period of twenty (20) consecutive trading days ending with, and including, the trading day that is two (2) trading days before the Merger is completed.

•
Immediately prior to the Effective Time, each Company Option that is not so assumed will be cancelled and, in exchange, each former holder of a cancelled Company Option will be entitled solely to receive from Parent or the Surviving Corporation a payment in cash of an amount equal to the product of (i) the total number of vested Shares subject to such Company Option as of the Effective Time (including, with respect to the Company employees who cease to be employees or other service providers immediately prior to the Effective Time or otherwise in connection with the Merger, Shares that vest in connection with the Merger) and (ii) the excess, if any, of the sum of (a) $3.50, plus the (b) product of (1) the closing per share price of Parent Common Stock on the date the Merger is completed, multiplied by (2) the Per Share Exchange Ratio, over the exercise price per Share subject to such Company Option immediately prior to such cancellation, without interest thereon (the “Option Cash-Out Amount”).

o	The cash payments for cancelled options are subject to all applicable withholding and other taxes required by applicable law.

o
To the extent the per share exercise price for such vested Company Options is greater than or equal to the Option Cash-Out Amount, the Company Option shall be terminated and cancelled at the Effective Time without payment or other consideration.

None of the PLX non-employee directors will be continuing employees as described above, and therefore all of their Company Options will be cashed out as described above (the non-employee directors other than Mr. Schmitt currently hold fully vested Company Options, and no accelerated vesting will apply to their options). Mr. Schmitt, who has resigned as CEO but currently serves as a non-employee director, would be treated as all other PLX non-employee directors for purposes of the Company Options he holds.  However, Mr. Schmitt’s Company Options that are not vested will become fully vested at the Effective Time based on the terms of PLX’s equity compensation plans, which provide that options that are not assumed or replaced by the acquiring corporation in connection with a change in control of the Company will fully vest.

PLX currently expects that all of the currently serving PLX executive officers will be continuing employees as described above, and therefore all of their vested and unvested Company Options having a per Share exercise price less than $9.00 will be assumed by Parent (without any accelerated vesting occurring by virtue of the Merger itself, and provided that the PLX Severance Plan (as defined below) discussed below may provide partial accelerated vesting if the Merger is completed and a defined employment termination occurs within two (2) years thereafter).

The following table summarizes, with respect to (i) each PLX director, and (ii) each PLX executive officer, the effect of the foregoing provisions of the Merger Agreement on the Company Options held by each such director and executive officer (assuming that each executive officer will be a continuing employee), based on the number of Shares subject to options that are vested as of the Record Date (except for Mr. Schmitt's information, which is based on the total number of shares subject to his options, assuming the options will vest in full at the Effective Time).

	Number of PLX Shares Underlying Options Eligible for Cash Payments (#)	Weighted Average Exercise Price of Options Eligible for Cash Payments ($)	Cash Payable for Options Cancelled in the Merger ($)(1)	Number of PLX Shares Underlying Options to Be Assumed (#)	Weighted Average Exercise Price of Options to Be Assumed ($)	Estimated "Spread" of Assumed Options that will be Vested at the Time of the Merger($)(2)(3)	Estimated "Spread" of Assumed Options that will be Unvested at the Time of the Merger($)(2)
NON-EMPLOYEE DIRECTORS

D. James Guzy	27,000	$3.52	$83,840	-	-	-	-
Michael J. Salameh	22,000	$3.58	67,090	-	-	-	-
Ralph Schmitt	780,000	$3.10	2,751,800	-	-	-	-
John H. Hart	27,000	$3.52	83,840	-	-	-	-
Robert H. Smith	37,000	$3.79	105,040	-	-	-	-
Thomas Riordan	22,000	$3.58	67,090	-	-	-	-
Patrick Verderico	22,000	$3.58	67,090	-	-	-	-

EXECUTIVE OFFICERS

Arthur O. Whipple	-	-	-	250,000	$3.74	$419,741	$303,309
David K. Raun	-	-	-	301,875	$3.94	439,186	371,864
Gene Schaeffer	-	-	-	265,000	$3.43	564,144	284,206
Michael Grubisich	-	-	-	279,000	$4.34	360,754	278,896
Vijay Meduri	-	-	-	292,500	$4.32	399,169	279,696

Total	937,000		$3,225,790	1,388,375		$2,182,995	$1,517,970
___________________

(1)
Consistent with the methodology applied under SEC Regulation M-A Item 1011(b) and Regulation S-K Item 402(t)(2), and because the treatment of options (whether settled for cash payments or assumed) is not based on a fixed dollar amount, the hypothetical amount payable for Company Options entitled to cash payments under the Merger Agreement is calculated based on the average closing price per Share over the first five (5) business days following the first public announcement (on April 30, 2012) of the Merger. These amounts do not represent the actual amounts payable that, pursuant to the Merger Agreement, are to be based on the closing per share price of Parent Common Stock on the date that the Merger is completed.

(2)
Consistent with the methodology described immediately above, the “spread” of assumed options described in the above table is based on the weighted average exercise price per Share of assumed Company Options subtracted from the average closing price per Share over the first five (5) business days following the first public announcement of the Merger. The amounts in this column (i) disregard Company Options that have an exercise price less than $9.00 per share but equal to or in excess of the average closing price per Share based on the formula described above, (ii) do not represent either the value of the assumed options for accounting purposes nor the amount, if any, that will actually be realized by the individual upon future exercise or other disposition of the options, and (iii) do not reflect any taxes payable by the option holders.

(3)
If a PLX executive officer unexpectedly ceases to be employed by PLX prior to the Merger, assuming that the Company Options held by the executive officer continue to be outstanding, that individual would be entitled, in lieu of Company Options assumed by Parent, to a cash payment equal to the amount shown in this column for then vested Company Options as described in this Item 3 (but no accelerated vesting would apply in that situation).

Restricted Stock Units

Under the Merger Agreement, immediately prior to the Effective Time, Parent will assume each restricted stock unit representing a right to receive a Share (each, a “Company RSU”) that is outstanding immediately prior to the Effective Time that is held by an individual who, after the Effective Time, is an “employee” of Parent (as defined in the Merger Agreement) (each, an “Assumed RSU”).  Each Assumed RSU will thereafter be subject to the same terms and conditions as in effect at the Effective Time for such number of shares of Parent Common Stock that equal the number of shares of Company Common Stock subject to such Company RSU as of the Effective Time multiplied by the Equity Exchange Ratio and rounded down to the nearest whole share.  Each Company RSU that is not an Assumed RSU will be terminated for no additional consideration effective as of immediately prior to the Effective Time.

The following table summarizes with respect to each currently serving PLX executive officer the Company the effect of the Merger Agreement on the Company RSUs held by each such individual.  No PLX director holds any Company RSUs.  These Company RSUs were granted in early August 2012, and prior to that date, Company RSUs had not been granted to PLX executive officers.  These awards vest 100% on February 28, 2013, assuming continued employment (or upon an earlier involuntary termination of the holder prior to the vesting date) in accordance with the terms of the awards.

Name	Number of PLX Shares Underlying Company RSUs (#)	Hypothetical Value of Assumed RSUs that will be Vested at the time of the Merger ($)(1)	Hypothetical Value of Assumed RSUs that are Unvested at the time of the Merger ($)(1)
Arthur O. Whipple	6,000	$-	$39,780
David K. Raun	6,000	-	39,780
Gene Schaeffer	5,000	-	33,150
Michael Grubisich	5,000	-	33,150
Vijay Meduri	6,000	-	39,780
Total	28,000	$-	$185,640
___________________

(1)
Since the number of shares of Parent Common Stock underlying the Assumed RSUs will be based on the Equity Exchange Ratio, and the Parent Common Stock price may fluctuate from the date of this filing to the time when the Assumed RSUs are issued, the value of the Parent Common Stock in the above table when the Assumed RSUs are actually issued (and the value at the time of vesting, if any) cannot now be predicted, and for purposes of this table, is based on the average closing price per share of Parent Common Stock over the first five trading days following April 30, 2012, which was the date of the first public announcement of the Merger Agreement and the Transaction. These amounts (i) do not represent the value of the Assumed RSUs for accounting purposes nor the amount, if any, that will actually be realized by the individual upon the vesting date and (ii) do not reflect the impact of any taxes payable by the individuals.

Description of Employment and Severance Arrangements with PLX Executive Officers

The PLX executive officers do not have employment agreements, and serve at the will of the PLX Board of Directors.

On April 29, 2012, the Compensation Committee of the PLX Board of Directors approved the PLX Severance Plan for Executive Management (the “PLX Severance Plan”), which was filed as Exhibit (e)(2) in the PLX Schedule 14D-9 filed with the SEC on May 22, 2012. PLX had previously disclosed the PLX Severance Plan to Parent, and, under the Merger Agreement, the PLX Severance Plan will be an obligation binding on the successor to PLX following the Merger. The PLX Severance Plan is intended to secure the continued services, dedication, and objectivity of the executive officers without concern as to whether the officers or employees might be hindered or distracted by personal uncertainties and risks in connection with a change of control of PLX (including the Merger).

Benefits are payable to the executive officers under the PLX Severance Plan under “double trigger” conditions if (1) there is a change in control of PLX and (2) within two (2) years after the change in control (plus any applicable cure period) (the “Termination Period”), the participant’s employment is terminated (a) by the participant’s employer other than for Cause, or (b) by the participant for Good Reason, as these various terms are defined in the PLX Severance Plan (a “Qualifying Termination”). Consummation of the Offer and the Merger will be a change in control under the PLX Severance Plan. The benefits so payable consist of the following (in addition to amounts accrued but unpaid at the time of termination and payable by law or pursuant to applicable documents):

•
a single lump sum payment equal to (a) 100% of each participant’s annual base salary (150% for the chief executive officer), plus (b) a prorated portion of each participant’s target variable cash compensation opportunity (“bonus”) for the annual performance period then in effect;

•	twelve (12) months of premiums of the participant’s medical, dental, and vision benefits (eighteen (18) months for the chief executive officer);

•
twenty-four (24) months of accelerated vesting of equity awards that are assumed in connection with the change in control; provided that awards not assumed in the change in control are entitled to 100% accelerated vesting if so provided in the applicable equity compensation plan.

The foregoing amounts are reduced by any other severance payments the executive officers are entitled to receive.

Among other definitions, the PLX Severance Plan includes the following definitions:

•
“Company” means PLX Technology Inc., a Delaware corporation, and any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company, by operation of law, or otherwise.

•
“Cause” means (1) the willful and deliberate failure by a participant to perform his or her duties and responsibilities (other than as a result of incapacity due to physical or mental illness) which is not remedied in a reasonable period of time after receipt of written notice from the Company specifying such failure, (2) willful misconduct by a participant which is demonstrably and materially injurious to the business or reputation of the Company, or (3) a participant’s conviction of, or plea of guilty or nolo contendere to, a felony or other crime involving moral turpitude. The Company must notify such participant that it believes “Cause” has occurred within ninety (90) days of its knowledge of the event or condition constituting Cause or such event or condition shall not constitute Cause hereunder.

•	“Effective Date” means the date on which the change of control is consummated.

•
“Good Reason” means the occurrence of any of the following which occurs during the Termination Period without the participant’s express written consent: (i) material diminution in the participant’s authority, duties or responsibilities, causing the participant’s position to be of materially lesser rank or responsibility within the Company (including, without limitation, in the case of a participant who reports directly to the Chief Executive Officer of the Company immediately prior to the Effective Date, if, after the Effective Date, the participant no longer reports directly to the Chief Executive Officer of a public company); (ii) a material decrease in the participant’s Base Salary or (iii) the relocation of the participant’s principal location of work to a location that is in excess of thirty-five (35) miles from such location immediately prior to the Effective Date.

o
A participant’s Qualifying Termination shall not be considered to be for Good Reason unless (A) within ninety (90) days after the initial existence of the applicable event or condition that is purported to give rise to a basis for termination for Good Reason, the participant provides written notice of the existence of such event or condition to the Company, (B) such event or condition is not cured within thirty (30) days after the date of the written notice from the participant to the Company, and (C) the participant terminates employment no later than thirty (30) days after the expiration of the applicable cure period.

Benefits are subject to withholding and other potential requirements of applicable income tax law. Participants are not entitled to any tax “gross up” in respect of excise taxes, if any, that might arise under the “golden parachute” sections of the federal income tax law (Section 280G of the Code), and may be subject to a reduction in benefits if any such excise tax were applicable and the reduced benefit would maximize the after-tax payment to the participant.

The following table shows the hypothetical amounts of cash severance payments and benefits and the value of accelerated vesting of Company Options and Assumed RSUs for each of the named executive officers (other than Mr. Schmitt who has resigned as CEO and is not entitled to any benefits under the PLX Severance Plan) under the PLX Severance Plan, assuming that the  acquisition under the IDT Merger Agreement was completed on April 30, 2012 (the date of the IDT Merger Agreement) (but based on Company Options that have been granted and that are vested as of the Record Date), and each executive officer’s employment was terminated without Cause or for Good Reason immediately thereafter.

	Hypothetical Cash Severance Payment in respect of Salary and Bonus ($)	Hypothetical Value of Benefits ($)	Hypothetical "Spread" of Accelerated Vesting of Options assumed in the Merger and the Value of the Assumed RSU's ($)(1)	Total Hypothetical Severance Benefits ($)
NAMED EXECUTIVE OFFICERS

Arthur O. Whipple	$468,871	$14,402	$269,575	$752,848
David K. Raun	489,813	20,345	317,045	827,202
Gene Schaeffer	428,602	1,800	244,320	674,723
Larry Chisvin	254,445	15,104	133,488	403,037

Total	$1,641,732	$51,650	$964,428	$2,657,810
___________________

(1)
The dollar amounts for the listed individuals in this column quantify (i) the  “spread” of Accelerated Vesting of Options for twenty-four (24) months of accelerated vesting for the listed officers, based on the weighted average exercise price per Share of assumed unvested Company Options that are accelerated subtracted from the average closing price per Share over the first five (5) business days following the first public announcement of the Merger, consistent with the methodology applied under SEC Regulation M-A Item 1011(b) and Regulation S-K Item 402(t)(2) and (ii) the hypothetical value of the Assumed RSUs, calculated assuming full vesting acceleration and based on the average closing price per Share over the first five (5) business days following the first public announcement of the Merger (consistent with the methodology described for the assumed options).  The amounts in this column (i) disregard Company Options that have an exercise price less than $9.00 per Share but equal to or in excess of the average closing price per Share based on the formula described above, (ii) do not represent either the value of the assumed options or Assumed RSUs for accounting purposes nor the amount, if any, that will actually be realized by the individual upon future exercise or other disposition of the options or settlement of the Assumed RSUs, and (iii) do not reflect any taxes payable by these individuals.

Golden parachute information

The following table sets forth the information required by SEC rules applicable to the PLX Schedule 14D-9, and is provided in updated form below.  This information relates to the compensation for each named executive officer that is based on or otherwise relates to the Offer and the Merger, assuming the Merger occurred on April 30, 2012 (but based on the number of Company Options and Assumed RSUs that have been granted and that are vested as of the Record Date).

Each of our named executive officers included in the table below except Ralph Schmitt is entitled to “double-trigger” severance payments and benefits, under the PLX Severance Plan described above, if the individual’s employment is terminated by PLX or a successor employer without “Cause” or by the executive for “Good Reason” within two (2) years (plus any applicable cure period) after a change of control such as the Merger. PLX currently expects, and the table below assumes, that each officer listed below will be a continuing employee for purposes of the provisions of the Merger Agreement that provide for Parent to assume Company Options held by continuing employees.  Each of our named executive officers included in the table below except Ralph Schmitt is entitled to full vesting acceleration of Assumed RSUs if they are terminated without cause prior to the vesting date of the Assumed RSUs.

	Cash ($) (1)	Equity ($)(2)(3)(4)	Pension/ NQDC ($)	Perquisites/ Benefits ($)(5)	Tax Reimburse-ments ($)	Other ($)	Total ($)
NAMED EXECUTIVE OFFICERS

Ralph Schmitt	$-	$272,742	$-	$-	$-	$-	$272,742
Lawrence Chisvin	254,445	133,488	-	15,104	-	-	403,037
Arthur O. Whipple	468,871	269,575	-	14,402	-	-	752,848
David K. Raun	489,813	317,045	-	20,345	-	-	827,202
Gene Schaeffer	428,602	244,320	-	1,800	-	-	674,723

Total	$1,641,732	$1,237,170	$-	$51,650	$-	$-	$2,930,552
___________________

(1)	These dollar amounts represent a “double trigger” lump sum cash payment in respect of base salary and variable annual cash compensation described in the narrative following this table.

(2)
These dollar amounts for the named executive officers other than for Mr. Schmitt quantify (i) twenty-four (24) months of “double trigger” accelerated vesting for listed officers, based on the weighted average exercise price per Share of assumed unvested Company Options that are hypothetically accelerated subtracted from the average closing price per Share over the first five (5) business days following the first public announcement of the Merger, consistent with the methodology applied under applicable SEC rules if the Stockholders do not receive a fixed dollar amount as consideration in the Offer and (ii) the accelerated vesting of the shares subject to Assumed RSUs that are unvested at termination, calculated based on the average closing price per Share over the first five (5) business days following the first public announcement of the Merger (consistent with the methodology described in the previous sentence).  The dollar amount for Mr. Schmitt represents the value of the cash payment he will receive for his then unvested Company Options, which will become fully vested at the Effective Time assuming he is then serving as a director, calculated based on the formula described in footnote 1 to the table under the section entitled “Effect of Merger on Stock and Stock Options Held by PLX Directors and Executive Officers – Stock Options.”  The amounts in this column (i) disregard Company Options that have an exercise price less than $9.00 per Share but equal to or in excess of the average closing price per Share based on the applicable formulas described above,(ii) do not represent either the value of the assumed options for accounting purposes nor the amount, if any, that will actually be realized by the individual upon future exercise or other disposition of the options, and (iii) do not reflect any taxes payable by the option holders.

(3)
The dollar amounts shown in the “Equity” column also include the value of allocated Shares in the ESOP accounts that vest as a result of the termination of the ESOP in connection with the Merger for Mr. Schmitt ($8,513) and Mr. Schaeffer ($8,523), using the average closing price in note (2) immediately above. The other listed officers are fully vested in their ESOP accounts without regard to the Merger.

(4)
If the listed officer other than Mr. Schmitt is not a continuing employee for purposes of the treatment of Company Options in the Merger Agreement, the Merger Agreement provides, instead of the amounts in this column and without any assumed Company Options, for the following cash payments for then vested Company Options only (without any accelerated vesting): Mr. Whipple $419,741; Mr. Chisvin: $374,213; Mr. Raun: $439,186; and Mr. Schaeffer: $564,144.

(5)	These amounts represent “double-trigger” severance benefits for continuation of medical, dental and vision insurance coverage for twelve (12) months.

Narrative to Golden Parachute Compensation Table

A summary of benefits that may be payable to the executive officers under the PLX Severance Plan is set forth immediately above the foregoing table.

Fees Paid to Compensation Consultants

Neither the Company nor the Compensation Committee engaged an outside consulting firm to provide services on executive and director compensation or on non-executive compensation matters during 2011.

Equity Compensation Plans

The following table sets forth information about shares of the Company’s Common Stock that may be issued under the Company’s equity compensation plans, all of which have been approved by the Company’s stockholders, except for the HiNT Corporation 2000 Stock Plan and the NetChip Technology, Inc. 1996 Flexible Stock Incentive Plan, assumed upon the Company’s acquisition of HiNT Corporation and NetChip Technology, Inc., respectively. Information in the table is as of December 31, 2011.

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights	Weighted-average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans

Equity compensation plans approved by security holders (1)	4,607,162	$4.15	2,590,763

Equity compensation plans not approved by security holders (2)	5,205	$2.49	-

Total / Weighted Ave./ Total	4,612,367	$4.15	2,590,763
____________________

(1)
Represents shares of the Company’s Common Stock issuable upon exercise of options outstanding under the following equity compensation plans: 1998 Stock Incentive Plan, 1999 Stock Incentive Plan, 1999 Non-Employee Director Option Program and 2008 Equity Incentive Plan.

(2)
As of December 31, 2011, options and rights to purchase an aggregate of 5,205 shares of the Company’s Common Stock at a weighted average exercise price of $2.49 were outstanding under the HiNT Corporation 2000 Stock Plan and the NetChip Technology, Inc. 1996 Flexible Stock Incentive Plan, which options and rights were assumed in connection with the acquisition of HiNT Corporation and NetChip Technology, Inc. by the Company. No further option grants will be made under the assumed equity compensation plans.

REPORT OF THE AUDIT COMMITTEE

This report is not deemed to be soliciting material, filed with the SEC, or subject to the liabilities of Section 18 of the Securities Exchange Act of 1934, except to the extent that PLX specifically incorporates it by reference into a document filed with the SEC.

The Audit Committee has reviewed and discussed with management the financial statements for year ended December 31, 2011, audited by BDO USA, LLP, the Company’s independent registered public accounting firm. The Audit Committee has discussed with BDO USA, LLP matters required to be discussed by SAS 61. The Audit Committee has also received the written disclosures and the letter from BDO USA, LLP required by the applicable requirements of the Public Company Accounting Oversight Board regarding that accounting firm’s communication with the Audit Committee concerning independence, and has discussed with BDO USA, LLP its independence. Based upon such review and discussions, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2011 for filing with the Securities and Exchange Commission.

The Audit Committee and the Board of Directors also have appointed BDO USA, LLP as the Company’s independent registered public accounting firm for the year ending December 31, 2012.

MEMBERS OF THE AUDIT COMMITTEE

Robert H. Smith, Chairman
D. James Guzy
Patrick Verderico

MANAGEMENT

Executive Officers

The current executive officers, their ages and their positions with the Company as of the Record Date are as follows:

Name	Age	Position
David K. Raun	50	Interim President and Chief Executive Officer
Arthur O. Whipple	64	Chief Financial Officer and Secretary
Gene Schaeffer	49	Executive Vice President, Worldwide Sales
Michael Grubisich	53	Executive Vice President, Operations
Vijay Meduri	42	Executive Vice President, Engineering, Switching
____________________

David K. Raun was appointed interim President and Chief Executive Officer in October 2012.  Prior to that appointment, he was our Senior Executive Vice President and General Manager of Product Lines since March 2012, having served as our Vice President, Marketing and Business Development since May 2007, and our Vice President, Marketing since November 2004.  From January 2002 to November 2004, Mr. Raun was Vice President of Marketing at Pericom Semiconductor. From April 2001 to September 2001, Mr. Raun was Executive Vice President & General Manager at Actovate, a technology-based marketing company. From September 1989 to November 2000, Mr. Raun worked at Waferscale Integration, Inc., where his last position was Vice President of PSD & Memory Products. From 1985 to 1989, Mr. Raun held various sales, sales management, and marketing positions at AMD. Mr. Raun received a B.S. in Electrical and Computer Engineering from the University of California, Santa Barbara.

 Arthur O. Whipple has served as our Chief Financial Officer since January 2007. Prior to joining PLX, he was VP finance, CFO and secretary at Silicon Storage Technology, Inc. He was previously with QuickLogic Corp., where he served initially as its VP finance, CFO and secretary, then as VP and GM of its logic products business unit. Prior to QuickLogic, he was VP engineering for ILC Technology, and also VP finance and operations of its subsidiary, Precision Lamp. Earlier in his career, Mr. Whipple served in financial and engineering roles at other semiconductor manufacturing companies, including Westinghouse Electric, Fairchild Semiconductor, and Monolithic Memories. Mr. Whipple also serves on the board of directors of GSI Technology, Inc., a fabless manufacturer of high-speed SRAM memory integrated circuits, since 2007. He received his BSEE from the University of Washington and an MBA from Santa Clara University.

Gene Schaeffer has served as our Executive Vice President, Worldwide Sales since February 2009. During 2008 he served as Vice President of Sales & Marketing at PulseCore Semiconductor, a privately funded company specializing in EMI suppression. From 2006 thru 2008, he was Vice President of Worldwide Sales at Sipex, an analog semiconductor company, which merged with Exar in 2007 where he was appointed Vice President Worldwide Sales. From 1998 to 2006, Mr. Schaeffer held positions of increasing responsibility in sales management at Cypress Semiconductor including Director of Strategic Accounts, Vice President of Americas Sales, and Vice President of Channel Sales.

Michael Grubisich has served as our Executive Vice President, Operations since September 2008, having served as director of product & test engineering at PLX since April 2007. Prior to joining PLX, Mr. Grubisich worked 12 years at Sun Microsystems in various advanced technology and engineering operations management positions involving CPU, ASIC and ASSP products. He spent 10 years at National Semiconductor in technical capacities involving device architecture, device modeling, process development and product engineering. He also spent four years at Digital Equipment Corporation responsible for the evaluation of advanced IC technologies for use in DEC's high-end systems. Mr. Grubisich has several patents in the area of device architecture and silicon processing. He holds a Bachelor of Science in Electrical Engineering from Purdue University.

Vijay Meduri has served as our Executive Vice President, Engineering, Switching since September 2008, having served as Director of Design Engineering at PLX since 2004. Mr. Meduri has over 18 years of experience in the chip industry having led numerous high profile projects at various companies. At PLX, he led the development of the PCI Express product line from its inception in 2002. Prior to joining PLX he led the development of the industry’s first PCI switched fabric at Sebring Networks (acquired by PLX). He worked as a consultant at Sun Microsystems and other companies and was the founder of an EDA company that successfully sold its technology. He started his career at LSI Logic. He holds an MSEE from the University of Cincinnati where he did research work in Hardware Description Languages.

RELATED PERSON POLICIES AND TRANSACTIONS

Our Board’s Audit Committee charter provides that the Committee’s responsibilities include the review of all related party transactions for potential conflict of interest situations on an ongoing basis and approval of all such transactions (if such transactions are not approved by another independent body of the Board). The NASDAQ listing standards require that the Company’s Audit Committee or other body of independent directors conduct an appropriate review of all related person transactions (as defined in SEC rules) for potential conflict of interest situations on an ongoing basis.

The Board’s Nominating Committee charter also provides that the Committee will review potential conflicts of interest in considering candidates for director nominees. The Company’s Code of Business Conduct and Ethics also states a policy to the effect that each employee and non-employee director is expected to disclose potential conflicts of interest involving that individual or the individual’s family members to the Company’s chief compliance officer or independent director, Robert H. Smith, respectively.

Related Person Transactions

On October 5, 2011 the Company entered into an Asset Purchase agreement and IP license with OCZ Technology Group (OCZ) for $2.2 million in cash, whereby OCZ acquired the Company’s UK design team and related assets and liabilities, and obtained a nonexclusive perpetual license of its consumer storage technology. The transaction closed on October 21, 2011. Ralph Schmitt, our CEO in 2011, was also a member of OCZ’s board of directors in 2011.  Throughout the term of negotiations and up to the date of acquisition of assets, he removed himself from all discussions to ensure execution of an arms-length transaction and had no authority to make decisions or influence the outcome of the arrangement.

Mr. Schmitt joined the OCZ board in April 2011.  OCZ common shares are listed on the NASDAQ Capital Market, and OCZ reported in its most recent Form 10-K (filed in May 2011) revenues of $190.1 million in the fiscal year ended February 28, 2011.  Mr. Schmitt has and had no direct interest in the transaction described above.  He is not deemed under applicable SEC rules to have an indirect interest in the transaction because, although he was then a director of OCZ and an executive officer and director of PLX, he only served as a director of OCZ, and he had no ownership interest in OCZ other than options to purchase OCZ common shares received as director compensation that represent potential ownership of less than 1% of the outstanding voting shares of OCZ (including solely for this purpose all OCZ shares owned by other PLX directors and executive officers or their immediate family members).   Therefore, the transaction is not required to be reported under Item 404(a) of SEC Regulation S-K concerning “related person transactions,” but is nevertheless described here.

In October 2012, Mr. Schmitt was appointed Chief Executive Officer of OCZ, and continues to serve as a director of OCZ.

CODE OF BUSINESS CONDUCT AND ETHICS

The Board of Directors has adopted a Code of Business Conduct and Ethics applicable to all directors, officers, and employees of the Company as required by applicable securities laws, rules of the Securities and Exchange Commission, and the listing standards of The NASDAQ Global Market LLC. Any amendments to, or waivers from, any provision of the Company’s Code of Business Conduct and Ethics will be posted on the

Company’s website. A copy of the Code of Business Conduct and Ethics is posted on the Company’s website at www.plxtech.com.

STOCKHOLDER PROPOSALS

Requirements for Stockholder Proposals to be Brought Before an Annual Meeting. For stockholder proposals including director nominations to be considered properly brought before an annual meeting by a stockholder, the stockholder must have given timely notice in writing to the Secretary of the Company. To be timely for the 2013 annual meeting of stockholders, a stockholder’s notice must be delivered to or mailed and received by the Secretary of the Company at the principal executive offices of the Company between February 10, 2013 and March 11, 2013. A stockholder’s notice to the Secretary must set forth as to each matter the stockholder proposes to bring before the annual meeting (i) a brief description of the business desired to be brought before the annual meeting and the reasons for conducting such business at the annual meeting, (ii) the name and record address of the stockholder proposing such business, (iii) the class and number of shares of the Company which are beneficially owned by the stockholder and (iv) any material interest of the stockholder in such business. Section 2.10 of our bylaws requires you to furnish to the Secretary of the Company additional information if you propose to nominate candidates for election as directors at the annual meeting.

Requirements for Stockholder Proposals to be Considered for Inclusion in the Company’s Proxy Materials. Stockholder proposals submitted pursuant to Rule 14a-8 under the Securities Exchange Act of 1934 and intended to be presented at the Company’s 2013 annual meeting of stockholders must be received by the Company not later than December 27, 2012 in order to be considered for inclusion in the Company’s proxy materials for that meeting.

OTHER MATTERS

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires the Company’s directors, executive officers and persons who own more than 10% of the Company’s Common Stock (collectively, “Reporting Persons”) to file reports of ownership and changes in ownership of the Company’s Common Stock. Reporting Persons are required by Securities and Exchange Commission regulations to furnish the Company with copies of all Section 16(a) reports they file. Based solely on its review of the copies of such reports received or written representations from certain Reporting Persons, the Company believes that during the year ended December 31, 2011, all Reporting Persons complied with all Section 16(a) filing requirements applicable to them.

Other Matters

The Board of Directors knows of no other business which will be presented at the Annual Meeting. If any other business is properly brought before the Annual Meeting, it is intended that proxies in the enclosed form will be voted in respect thereof in accordance with the judgments of the persons voting the proxies.

It is important that the proxies be returned promptly and that your shares be represented. Stockholders are urged to mark, date, execute and promptly return the accompanying proxy card in the enclosed envelope.

HOUSEHOLDING

Householding of Annual Meeting Materials

Some brokers and other nominee record holders may be participating in the practice of “householding” proxy statements and annual reports. This means that only one copy of the Proxy Statement and Annual Report may have been sent to multiple stockholders in a stockholder’s household. The Company will promptly deliver a separate copy of either document to any stockholder who contacts the Company’s investor relations department at (408) 774-9060 or at 870 W. Maude Avenue, Sunnyvale, California 94085 requesting such copies.

If a stockholder is receiving multiple copies of the proxy statement and annual report at the stockholder’s household and would like to receive a single copy of each of these documents for a stockholder’s household in the future, stockholders should contact their broker, other nominee record holder, or the Company’s investor relations department to request mailing of a single copy of the proxy statement and annual report.

FORM 10-K ANNUAL REPORT

UPON WRITTEN REQUEST TO THE CORPORATE SECRETARY, PLX TECHNOLOGY, INC., 870 W. MAUDE AVENUE, SUNNYVALE, CALIFORNIA 94085, THE COMPANY WILL PROVIDE WITHOUT CHARGE TO EACH PERSON SOLICITED A COPY OF THE ANNUAL REPORT ON FORM 10-K, INCLUDING FINANCIAL STATEMENTS AND FINANCIAL STATEMENT SCHEDULES FILED THEREWITH.

By Order of the Board of Directors,

David Raun
Interim President and Chief Executive Officer

November 14, 2012
Sunnyvale, California

VOTE BY INTERNET - www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time on December 18, 2012. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

PLX TECHNOLOGY, INC.
870 W. MAUDE AVENUE	ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS
SUNNYVALE, CA 94085
If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time on December 18, 2012. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:	KEEP THIS PORTION FOR YOUR RECORDS
DETACH AND RETURN THIS PORTION ONLY
THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

PLX TECHNOLOGY, INC.			For	Withhold	For All	To withhold authority to vote for any individual
The Board of Directors recommends that you			All	All	Except	nominee(s), mark "For All Except" and write the
vote FOR the following:						number(s) of the nominee(s) on the line below.

1.	Election of Directors		☐	☐	☐

Nominees:

	01) D. James Guzy	05) Ralph H. Schmitt
	02) John H. Hart	06) Robert H. Smith
	03) Thomas Riordan	07) Patrick Verderico
04) Michael J. Salameh

The Board of Directors recommends that you vote FOR the following proposals:						For	Against	Abstain

2.	To ratify the appointment of BDO Seidman LLP as the Company's independent registered public accounting firm for the fiscal year ending December 31, 2012.					☐	☐	☐

3.	To approve the advisory resolution on executive compensation.					☐	☐	☐

NOTE: In their discretion, the proxies are authorized to vote upon such other business as may properly come before the Annula Meeting.

Shares represented by this proxy will be voted as directed by the stockholder. If no such directions are indicated, the Proxies, or the ESOP Trustees, as applicable, will have authority to vote FOR the election of all director nominees named in this proxy card, and FOR Proposals 2 and 3.

For address changes and/or comments, please check this box and write them on the back where indicated.					☐

Please indicate if you plan to attend this meeting.			☐	☐
			Yes	No

Please sign this proxy exactly as name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]			Date			Signature (Joint Owners)			Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:
The Notice and Proxy Statement and Annual Report are available at www.proxyvote.com.

 PLX TECHNOLOGY, INC.
870 W. MAUDE AVENUE SUNNYVALE, CA 94085
THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS
FOR THE ANNUAL MEETING ON DECEMBER 19, 2012

David Raun  and Arthur O. Whipple (the "Proxyholders"), acting together or individually, each with the power of substitution, are hereby authorized to represent and vote the shares of the undersigned, with all the powers which the undersigned would possess if personally present, at the Annual Meeting of Stockholders of PLX Technology, Inc. (the "Company"), to be held on Wednesday, December 19, 2012 at the Comapany's headquarters, 870 W. Maude Avenue, Sunnyvale, California 94085, and any adjournment or postponement thereof.

Shares represented by this proxy will be voted as directed by the stockholder. If no such directions are indicated, the Proxyholders will have the authority to vote FOR the election of all director nominees named in this proxy card, and FOR proposals 2 and 3. In their discretion, the Proxyholders are authorized to vote upon such other business as may properly come before the Annual Meeting.

PLX Technology, Inc. Employee Stock Purchase Plan Voting Instructions
When casting your vote, you are directing the trustees of the PLX Technology, Inc. Employee Stock Ownership Plan to vote PLX Technology, Inc. shares credited to your account under the Plan as of the Record Date of November 5, 2012 in accordance with your instructions. To allow sufficient time for PLX Technology, Inc. trustee to vote, your voting instructions must be received no later than 11:59 p.m. Eastern time on December 17, 2012. If the trustee does not receive your instructions by that date, the trustee will vote the shares in the same proportion of votes that the trustee receives from other plan participants who did vote.

Address Changes/Comments:

(If you noted Address Change/Comments above, please mark corresponding box on the reverse side.)
Continued and to be signed on reverse side